                                                                     EXHIBIT 2.1

                                                     PRIVILEGED AND CONFIDENTIAL
                                                     ---------------------------
                                                     Conformed Execution Copy

                              TRANSACTION AGREEMENT

                          Dated as of October 14, 2003

                                  by and among

                            HOMETOWN AMERICA, L.L.C.

                    AFFORDABLE RESIDENTIAL COMMUNITIES IV, LP

                                       and

                                ARC IV REIT, INC.

                                                      TABLE OF CONTENTS

                                                                                                                PAGE

                                                          ARTICLE I

                                                          THE SALE

Section 1.1       First Deposit Payment; ARC Promissory Note; Purchase and Sale of the Portfolio; IPO Success Fee.1

                                                         ARTICLE II

                                               REPRESENTATIONS AND WARRANTIES

                                      -i-

                                                          ARTICLE III

                                      COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE SALE

Section 3.1       Conduct of Business by Seller..................................................................20

Section 3.2       Conduct of Business by Parent and Purchaser....................................................23

                                                          ARTICLE IV

                                                     ADDITIONAL COVENANTS

                                      -ii-

                                                                                                               PAGE

Section 4.16      Post-Closing Billing Migration and Support.....................................................28

Section 4.17      Assistance.....................................................................................28

Section 4.18      Accounts Receivable............................................................................28

Section 4.19      Claims.........................................................................................28

                                                           ARTICLE V

                                                      CONDITIONS PRECEDENT

                                                           ARTICLE VI

                                                 TERMINATION, AMENDMENT AND WAIVER

                                                          ARTICLE VII

                                                       GENERAL PROVISIONS

Section 7.1       Nonsurvival of Representations and Warranties; Survival of Certain Covenants...................34

                                     -iii-

                                                           ARTICLE VIII

                                                        CERTAIN DEFINITIONS

Section 8.1       Certain Definitions............................................................................37

                                      -iv-

EXHIBITS

DISCLOSURE LETTERS

         Seller Disclosure Letter

         Purchaser Disclosure Letter

                                      -v-

                             INDEX OF DEFINED TERMS

Accountant.........................................24
Affiliate..........................................37
Agreement...........................................1
Allocable Consideration............................24
ARC Promissory Note.................................1
Assigned Contracts..................................4
Assumed Liabilities.................................5
Assumed Loans.......................................2
Cap.................................................4
CERCLA.............................................13
Claims.............................................29
Closing.............................................2
Closing Date........................................3
Code...............................................37
Confidentiality Agreement..........................23
Decision Date.......................................9
Deeds...............................................3
Deferral Closing....................................9
Deferral Closing Date...............................8
Deferral Event......................................8
Deposit Payments...................................37
Determination......................................24
Employee Liabilities...............................37
Environmental Claims...............................14
Environmental Law..................................13
Environmental Permit...............................14
ERISA..............................................12
ERISA Affiliate....................................13
Exchange Act.......................................37
Excluded Liabilities................................6
Fifth Deposit Payment...............................3
Financing..........................................20
FIRPTA Certificate.................................37
First Deposit Payment...............................1
First Management Deposit Payment...................22
Five Seasons Note...................................2
Five Seasons Note Amount............................2
Fourth Deposit Payment..............................3
GAAP...............................................37
Governmental Entity................................37
Guarantee..........................................33
Hazardous Material.................................13
Homes...............................................1
Homes Amount........................................1
Hometown Portfolio Property........................38
Indebtedness.......................................38
IPO.................................................2
IPO Success Fee.....................................2
IPO Success Fee Period..............................2
Knowledge..........................................38
Law................................................38
Liability..........................................38
Lien...............................................11
Loan Amount.........................................2
Management Agreement...............................21
Management Deposit Payments........................22
Management Election................................22
Management Start Date..............................21
Management Termination.............................22
Material Contracts.............................17, 19
Merger Agreement...................................38
Merger Transaction Consummation....................30
Non-Portfolio Employees............................37
Notes...............................................1
Notes Amount........................................1
100 Oaks Liability.................................39
Parent..............................................1
PCBs...............................................14
Permitted Lien.....................................15
Person.............................................38
Portfolio...........................................4
Portfolio Employees................................13
Portfolio Material Adverse Effect..................10
Portfolio Property.................................15
Prepayable Debt....................................25
Purchase Price Balance..............................2
Purchaser...........................................1
Purchaser Disclosure Letter........................38
Purchaser Material Adverse Effect..................18
Purchaser Materiality Qualifier....................30
Purchaser Operating Agreements.....................18
Purchaser Outside Date.............................31
Purchaser Subsidiary...............................38
Release............................................14
Rent Roll..........................................15
Right to Retain....................................33
Sale................................................1
SEC................................................38
Second Deposit Payment..............................3
Second Management Deposit Payment..................22
Securities Act.....................................38
Seller..............................................1
Seller Disclosure Letter...........................38
Seller Employee Benefit Plan.......................12
Seller Intangible Property.........................13
Seller LLC Agreement...............................10
Seller Materiality Qualifier.......................30
Seller Outside Date................................32

                                      -vi-

Seller Permits.....................................12
Seller Property Restrictions.......................15
Seller Representative..............................39
Seller SEC Documents...............................39
Seller Severance Agreements........................13
Seller Subsidiary..................................39
Seller's Financing.................................39
Subsidiary.........................................39
Tax................................................39
Tax Protected Properties...........................26
Tax Return.........................................39
Third Deposit Payment...............................3
Transaction Document...............................10
Transfer and Gains Taxes...........................26
Transfer Documents.................................25
Transferred Employees..............................27
Voting Debt........................................39
WARN Act...........................................27

                                     -vii-

     THIS TRANSACTION AGREEMENT (this "Agreement"), dated as of October 14,
2003, is by and among HOMETOWN AMERICA, L.L.C., a Delaware limited liability company ("Seller"), AFFORDABLE RESIDENTIAL COMMUNITIES IV, LP, a Delaware
limited partnership ("Purchaser"), and ARC IV REIT, INC., a Maryland corporation
("Parent").

                                    RECITALS

     Seller desires to sell to Purchaser, and Purchaser desires to purchase from
Seller, the Portfolio (as defined herein), upon the terms and subject to the conditions set forth herein; and

     Parent, Purchaser and Seller desire to make certain representations, warranties and agreements in connection with the Sale (as defined herein).

                                    AGREEMENT

     In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                    THE SALE

     Section 1.1 First Deposit Payment; ARC Promissory Note; Purchase and Sale
of the Portfolio; IPO Success Fee.

     (a) (1) By 12:00 noon New York time on Wednesday, October 15, 2003,
Purchaser will deliver to Seller by wire transfer of immediately available funds to an account or accounts specified by Seller cash in the aggregate amount of twelve million five hundred thousand dollars ($12,500,000) (the "First Deposit
Payment") and (2) simultaneously with the execution of this Agreement, Purchaser has delivered to Seller, and Seller has received, a no-interest promissory note in the form attached with an aggregate principal amount of two million five hundred thousand dollars (the "ARC Promissory Note").

     (b) Upon the terms and subject to the conditions set forth in this
Agreement, on the Closing Date (as defined herein), Seller shall sell, convey, transfer and assign, or cause its Subsidiaries to sell, convey, transfer and assign, to Purchaser, and Purchaser shall purchase from Seller or its
Subsidiaries, as the case may be (including Purchaser's assumption of the
Assumed Liabilities (as defined herein), the "Sale"), any and all of Seller's and its Subsidiaries' right, title and interest in and to the Portfolio for an aggregate cash purchase price equal to the sum of (A) five hundred sixty four million six hundred eleven thousand dollars ($564,611,000), plus (B) an additional amount (the "Homes Amount") for any and all manufactured homes (the
"Homes") located in communities that are part of the Portfolio Properties and owned as of the Closing Date by Seller or any of its Subsidiaries (which amount shall equal Seller's aggregate cost basis, as reflected on the consolidated books and records of Seller and its Subsidiaries as of the Closing Date with respect to such homes as are set forth on Section 1.1(B) of the Seller
Disclosure Letter), plus (C) an additional amount (the "Notes Amount") for the promissory notes or consumer installment sales contracts or other similar agreements payable to Seller or any of its Subsidiaries and secured by one or more manufactured homes located on any of the Portfolio Properties (the "Notes")
as are set forth on Section 1.1(C) of the Seller Disclosure Letter (which amount shall equal the aggregate outstanding and unpaid principal amount plus any accrued but unpaid interest (provided, however, that if such accrued but unpaid interest is 60 days or more past due with respect to any Note, then the amount with respect to such Note shall equal the aggregate outstanding and unpaid principal amount only) and other indebtedness, as reflected on the consolidated books and records of Seller and its Subsidiaries as of the Closing Date, under such notes) plus (D) the amount payable pursuant to Section 1.1(c), plus (E) the
Five Seasons Note Amount, minus (F) the aggregate amount of Deposit Payments that have been received by Seller pursuant hereto, minus (G) the aggregate amount (the "Loan Amount") of all outstanding and unpaid principal and all accrued but unpaid interest, as of the Closing Date, with respect to the Assumed
Loans (as defined herein), such sum being subject to further adjustment as provided in Sections 1.9, 1.10 and 1.12 (such sum, as may be so adjusted, the
"Purchase Price Balance"), payable as set forth in Section 1.3. Notwithstanding anything to the contrary herein, the Purchase Price Balance shall not be reduced by the amount of any pre-payment penalties or costs of assumption of
Indebtedness (other than the amount of Assumed Loans at Closing) relating to the
Portfolio or for any other reason.

     (c) In the event that, on or prior to the later of March 31, 2004 or the date that is thirty days after the Closing (the period through such later date, the "IPO Success Fee Period"), Parent completes an initial public offering of common stock (the "IPO"), then, on the Closing Date (or, if such IPO is consummated after the Closing Date, on such date of the consummation of such
IPO), Purchaser shall deliver seven million five hundred thousand dollars
($7,500,000) to Seller by wire transfer of immediately available funds to an account or accounts specified by Seller (the "IPO Success Fee"). Purchaser and
Parent hereby covenant (which covenant shall survive the Closing) that only
Parent, and no Subsidiary of Parent (including Purchaser) and no other Person that, directly or indirectly, owns all or substantially all of the assets of
Parent or Purchaser, shall launch or consummate an initial public offering during the IPO Success Fee Period.

     (d) Seller represents that prior to the date hereof it has delivered to
Purchaser a true and correct copy of the promissory note with respect to the
Five Seasons Cedar Falls property in Cedar Falls, Iowa (the "Five Seasons Note")
and the mortgage related thereto. At the Closing, Purchaser shall purchase the
Five Seasons Note for an amount (the "Five Seasons Note Amount") equal to the aggregate outstanding and unpaid principal amount plus accrued but unpaid interest, as reflected on the consolidated books and records of Seller and its
Subsidiaries as of the Closing Date, under such Five Seasons Note; provided, however, that Purchaser shall not be required to purchase such Five Seasons Note and the Five Seasons Note Amount shall be zero unless at the Closing Seller shall deliver to Purchaser a certificate signed on behalf of Seller by the Chief
Executive Officer or Chief Financial Officer or its managing member certifying that the Five Seasons Note (i) is not more than 30 days delinquent in payment of principal or interest or in default with respect to any other material provision, and (ii) has not been amended, supplemented or otherwise modified without the prior written consent of Purchaser.

     (e) Seller represents that, as of the date of this Agreement, each of the
Portfolio Properties set forth on Section 1.1(e) of the Seller Disclosure Letter
(and no other Portfolio Properties) is encumbered by a lien or liens securing indebtedness as of the date of this Agreement in the amount (including accrued and unpaid interest) indicated on Section 1.1(e) of the Seller Disclosure Letter with respect to such Portfolio Property (such indebtedness is referred to herein as the "Assumed Loans").

     (f) Seller represents that Section 1.1(f) of the Seller Disclosure Letter sets forth any "intercompany" obligations that are Assumed Liabilities.

     Section 1.2 Closing; Additional Deposit Payments. The closing of the Sale
(the "Closing") shall take place commencing at 10:00 a.m., local time, on the date to be specified by the parties, which shall be, subject to the immediately following sentence, no later than the third business day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street,

                                      -2-

New York, NY 10019, unless another date or place is agreed to in writing by the parties hereto; provided, however, that the Closing Date shall be no earlier than the earliest of (i) the day of the consummation of the IPO, and (ii) the day prior to the Purchaser Outside Date (as it may be extended from time to time pursuant to this Section 1.2, subject to Purchaser's payment to Seller of all
Deposit Payments due Seller hereunder and delivery of the ARC Promissory Note pursuant hereto), unless another date or place is agreed to in writing by the parties hereto. In the event that (A) this Agreement has not been terminated in accordance with its terms and the Closing has not occurred by November 13, 2003 then, in such event, Purchaser shall deliver by wire transfer of immediately available funds to an account or accounts specified by Seller, and Seller shall receive, two million five hundred thousand dollars ($2,500,000) on or prior to
November 14, 2003 (the "Second Deposit Payment"), (B) this Agreement has not been terminated in accordance with its terms and the Closing has not occurred by
January 2, 2004 then, in such event, Purchaser shall deliver by wire transfer of immediately available funds to an account or accounts specified by Seller, and
Seller shall receive, two million five hundred thousand dollars ($2,500,000) on or prior to January 5, 2004 (the "Third Deposit Payment"), (C) this Agreement has not been terminated in accordance with its terms and the Closing has not occurred by January 31, 2004 then, in such event, Purchaser shall have the right, by written election to Seller, to elect to extend the Purchaser Outside
Date (as defined herein) from January 31, 2004 to February 29, 2004, provided that (1) Purchaser delivers by wire transfer of immediately available funds to an account or accounts specified by Seller, and Seller receives, five million dollars ($5,000,000) on or prior to February 5, 2004 (the "Fourth Deposit
Payment") and (2) Purchaser shall be responsible for any incremental costs
(including extension costs and exit fees) incurred by Seller with respect to
Seller's Financing as a result of or otherwise in connection with Purchaser's election to extend the Purchaser Outside Date and the extension of the Purchaser
Outside Date, which costs shall not exceed two million five hundred thousand dollars ($2,500,000) and (D) the Purchaser Outside Date has been extended pursuant to clause (C) above, this Agreement has not been terminated in accordance with its terms and the Closing has not occurred by February 29, 2004 then, in such event, Purchaser shall have the right, by written election to
Seller, to elect to extend the Purchaser Outside Date (as defined herein and as extended by clause (C) immediately above) from February 29, 2004 to March 31,
2004, provided that (1) Purchaser delivers by wire transfer of immediately available funds to an account or accounts specified by Seller, and Seller receives, five million dollars ($5,000,000) on or prior to March 1, 2004 (the
"Fifth Deposit Payment") and (2) Purchaser shall be responsible for any incremental costs (including extension costs and exit fees) incurred by Seller with respect to Seller's Financing as a result of or otherwise in connection with Purchaser's election to extend the Purchaser Outside Date and the extension of the Purchaser Outside Date, which costs shall not exceed two million five hundred thousand dollars ($2,500,000).

     Section 1.3 Deliveries at the Closing.

     (a) At the Closing, Seller, or its Subsidiaries, as applicable, will (i)
execute, acknowledge (if appropriate) and deliver to Purchaser (1) such appropriately executed specialty warranty deeds (the "Deeds") in the form attached hereto as Exhibit F (with such changes and modifications as are required under applicable state law in respect of special or limited warranty deeds, provided that such changes and modifications do not materially increase the scope of the warranties contained in the deeds or Seller's or its
Subsidiaries' liability or obligations under such deeds) and (2) other instruments of sale, assignment, transfer and conveyance in the form attached hereto as Exhibit B (including a bill of sale with respect to personal property owned by Seller and located on a Portfolio Property) and Exhibit C (an assignment and assumption of leases and security deposits and an assignment and assumption of the Assumed Loans and Assigned Contracts and tenant and utility letters) evidencing and effecting the sale and transfer to Purchaser of the
Portfolio, and such other documents as are specifically required to be executed by Seller by this Agreement (it being understood that all such instruments and other documents (other than the Deeds delivered at Closing and any Deferral
Closing) shall be in the nature of "quitclaim" deeds and assignments and shall not require Seller or any other Person to make any representations, warranties
or

                                      -3-

covenants (other than that Purchaser is assuming the Assumed Liabilities), including as to matters of title, express or implied); (ii) deliver to Purchaser the certificates required pursuant to Sections 5.2(a), 5.2(b) and 5.2(c); (iii)
execute and deliver to Purchaser the FIRPTA Certificate; (iv) deliver to
Purchaser possession of the Properties, subject to the Permitted Liens; and (v)
deliver such other documents as are required to be delivered by Seller at the
Closing pursuant to the terms hereof (subject to the limitations as to representations, warranties and covenants set forth in clause (i)(2) above) to effect the Sale and the other transactions contemplated hereby. Notwithstanding the warranties in the Deeds delivered by Seller or the applicable Subsidiary of
Seller that holds title to any Portfolio Property immediately prior to the
Closing, Purchaser and Parent agree that in no event shall Seller or its
Subsidiaries have any liability whatsoever under or in connection with such warranties or Deeds unless and until the grantee under such Deeds and such grantee's successors and assigns and anyone otherwise claiming through such grantee shall have first diligently pursued and exhausted all other available remedies against third parties (including insurance companies), and, in any event, Seller's and its Subsidiaries' aggregate liability under all such warranties and Deeds shall not exceed (the "Cap") the lesser of (x) any damages not recoverable from third parties through diligent exercise of such other remedies or (y) $4,500,000; provided, further that Purchaser shall fully and forever indemnify and defend Seller and each Seller Subsidiary, and hold Seller and each Seller Subsidiary harmless, from and against any and all such liability in excess of the Cap.

     (b) At the Closing, Purchaser will (i) deliver to Seller by wire transfer to the bank account or bank accounts per the wire transfer instructions on
Section 1.3(b) of the Seller Disclosure Letter, immediately available funds in an aggregate amount equal to the Purchase Price Balance; (ii) execute, acknowledge (if appropriate) and deliver to Seller instruments of assumption in the form attached hereto as Exhibit C (including an assignment and assumption of leases and security deposits and an assignment and assumption of the Assumed
Loans and Assigned Contracts) evidencing and effecting the assumption by
Purchaser of the Assumed Liabilities, and such other documents as are required to be executed by Purchaser and Parent by this Agreement (it being understood that such instruments shall not require Purchaser or any other Person to make any representations or warranties or covenants (other than that Purchaser is assuming the Assumed Liabilities), express or implied); (iii) deliver to Seller the certificates required pursuant to Sections 5.3(a), 5.3(b) and 5.3(c); (iv)
deliver evidence reasonably satisfactory to Seller that it has been named as an insured party, as its interest may appear, on all of Purchaser's insurance policies relating to the Portfolio Properties (Purchaser hereby covenanting
(which covenant shall survive the Closing) that Seller shall remain a named insured under such insurance policies (or, if such policies are replaced with comparable policies reasonably satisfactory to Seller, such replacement insurance policies of Purchaser relating to the Portfolio Properties) for a period of at least one year from the Closing), and that Purchaser shall use reasonable best efforts to provide Seller thirty days' notice of termination or cancellation or replacement of any such insurance policies (or, if thirty days'
notice is not practicable, as much notice as is reasonably practicable); and (v)
deliver such other documents as are required to be delivered by Purchaser and
Parent at the Closing pursuant to the terms hereof to effect the Sale and the other transactions contemplated hereby.

     Section 1.4 Portfolio. The capitalized term "Portfolio" shall mean all right, title and interest of Seller in and to (a) the communities and other assets listed on Section 1.4 of the Seller Disclosure Letter and (b) the Homes
and the Notes. Any leases, agreements, commitments, licenses and other contracts listed on Section 1.4 of the Seller Disclosure Letter shall at the Closing be assigned to, and assumed by, Purchaser as part of the Sale (such contracts, the
"Assigned Contracts").

     Section 1.5 Excluded Assets. The Portfolio shall not include, and the
Purchaser shall have no claim or entitlement to, any property or asset other than the assets specifically listed or described in Section 1.4, and, without limiting the generality of the foregoing, shall expressly exclude the assets listed or described in Section 1.5(A) of the Seller Disclosure Letter and rights to trade names or any other

                                      -4-

names that may be used by Seller or any of its Subsidiaries in the operation of their businesses or that may otherwise be used in the operation of the Portfolio
(except the names listed on Section 1.5(B) of the Seller Disclosure Letter other than any such names that include references to "Chateau," "Chateau Communities,"
"ROC," "ROC Communities" or "CP Limited Partnership").

     Section 1.6 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser shall unconditionally assume on the
Closing Date and shall unconditionally pay, perform and discharge when due, and
Purchaser shall fully and forever indemnify and defend Seller and each Seller
Representative, and hold Seller and each Seller Representative harmless, from and against any and all debts, obligations and other Liabilities (including reasonable out-of-pocket attorney's and other professional fees, including any related to the enforcement of this Agreement) of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, whether relating to or arising prior to, at or after the Closing, in each case, to the extent resulting from, arising out of or relating to the Portfolio (except with respect to the Excluded Liabilities (as defined herein), which Seller is retaining and shall be solely responsible for), including the following (collectively, the "Assumed Liabilities"):

     (a) all Indebtedness secured by any asset included in the Portfolio, including any Liabilities to lenders under or in connection with the Assumed
Loans or the Prepayable Debt;

     (b) all Liabilities with respect to or otherwise in connection with all pending, threatened or other actions, suits, proceedings, investigations or other claims that relate to the Portfolio or any asset in the Portfolio, at Law, in equity or otherwise, or any tort or other claims relating to or arising from the Portfolio or any asset in the Portfolio or any matter, fact, circumstance or condition relating to the Portfolio or any asset in the Portfolio;

     (c) all Liabilities relating to or arising from the ownership, operation, possession or management of the Portfolio or any asset in the Portfolio, including (1) accounts payable and trade obligations and (2) to the extent set forth in Section 1.1(f) of the Seller Disclosure Letter, inter-company obligations;

     (d) all Liabilities under or in connection with the leases, agreements, commitments, licenses or other contracts, including any Assigned Contracts, included in the Portfolio or relating to any asset in the Portfolio;

     (e) all Liabilities for any violation arising in connection with or related to the Portfolio or any asset of the Portfolio under any Law, ordinance, rule or regulation relating to zoning, environmental matters, health, safety or any other matter;

     (f) all Liabilities relating to the condition of the Portfolio or any asset in the Portfolio or the presence thereon of any Hazardous Materials or otherwise arising under any Environmental Law or constituting an Environmental Claim in relation to the Portfolio or any asset in the Portfolio;

     (g) all items of income and expense that are assumed by Purchaser pursuant to Section 1.9; and

     (h) all other Liabilities in any way resulting from, arising out of or relating to the Portfolio or any asset in or activity resulting from, arising out of or relating to the Portfolio.

Purchaser's obligations under this Section 1.6 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any

                                      -5-

document delivered in connection herewith or any right or alleged right to indemnification hereunder. Notwithstanding anything to the contrary contained herein, Seller shall assign to Purchaser at the Closing, subject to Purchaser complying with its obligations under this Section 1.6 to indemnify and defend
Seller and each Seller Representative, and hold Seller and each Seller
Representative harmless, from and against any and all Assumed Liabilities, all proceeds Seller or any Subsidiary thereof may be entitled to after the date hereof with respect of any insurance policy held at any time prior to the
Closing by Seller or any subsidiary thereof with respect to any Portfolio
Property to the extent related to an Assumed Liability, such assignment to be effected by an instrument mutually acceptable to Purchaser and Seller.

     Section 1.7 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be liable for any of the following obligations or liabilities of Seller and its Subsidiaries
(collectively, the "Excluded Liabilities"), and Seller and its Subsidiaries
shall retain, and shall continue to be responsible after the Closing Date for, and shall forever indemnify and defend Purchaser and its Affiliates and hold them harmless from and against all of the Excluded Liabilities:

     (a)  any and all inter- and intra-company payables (except for such payables set forth in Section 1.1(f) of the Seller Disclosure Letter);

     (b)  the 100 Oaks Liability;

     (c)  any and all Liabilities for (x) Taxes of Seller or any Affiliate
          thereof or (y) Taxes that are imposed by any taxing authority with respect to taxable periods ending on or prior to the Closing Date that result from, arise out of or relate to the Portfolio, in all cases except as otherwise provided in Section 1.9 (in respect of certain prorated items for the calendar year in which the Closing occurs as provided therein) and Section 4.7 (Transfer and Gains Taxes);

     (d)  subject to Sections 3.1(d) and 4.12, any and all Employee Liabilities;

     (e)  any and all obligations or other Liabilities to the extent resulting from, arising out of, or relating to the Tax Protection Agreement (as defined in the Merger Agreement) and any obligation of Seller or any of its Affiliates to indemnify any Person for Taxes;

     (f)  any and all obligations and other Liabilities arising out of or in connection with any negligent action or negligent omission that results in a breach of any of Seller's covenants or agreements set forth in either (i) clause (1) of Section 3.1(a) or (ii) Section
          3.1(b) (except during the time when Purchaser is managing, pursuant to
          Section 3.1(d), the relevant Portfolio Property and such action or omission was among the responsibilities of Purchaser pursuant to the
          Management Agreement);

     (g)  any and all obligations and other Liabilities arising out of or in connection with Seller's violation of Section 3.1(a) or Section 3.1(b)
          to the extent that such violation results from Seller's or any of its
          Subsidiaries' (x) failure to pay Taxes, debts or other obligations when due, (y) incurrence of new indebtedness with respect to any
          Portfolio Property or (z) sales or other dispositions or transfers of any Portfolio Property;

     (h)  all items of income and expense that are assumed by Seller pursuant to
          Section 1.9; and

     (i)  any other Liabilities that do not result from, arise out of or relate to the Portfolio except as otherwise specifically provided herein.

                                      -6-

     Section 1.8 As Is, Where Is. Purchaser has been afforded the opportunity to conduct, and has conducted, a due diligence investigation and review of the
Portfolio. Purchaser acknowledges that Seller makes no representations or warranties, other than those set forth in Sections 1.1(d), 1.1(e), 1.1(f) and
2.1, in connection with this transaction (or otherwise), and that Seller's
Affiliates make no representations, warranties or covenants whatsoever in connection with this transaction (or otherwise). Purchaser accepts, and will at
Closing accept, the Portfolio on an as is, where is basis, without any representations or warranties, express or implied, of any kind or nature whatsoever (except as provided in the Deeds). None of Seller's representations or warranties which relate to the Portfolio or matters which arise in connection with the Portfolio shall survive the Closing (except to the extent specifically provided herein), and Purchaser shall not have any right or remedy after the
Closing for or in connection with any breach thereof (except to the extent specifically provided herein).

     Section 1.9 Proration. Notwithstanding Sections 1.6 and 1.7, immediately prior to the Closing Date, the Purchase Price Balance shall be adjusted to account for the following items of income and expense, which shall be prorated
(as applicable) on a per diem basis as if Seller owned the Portfolio for the entire day on the Closing Date:

     (a) All real estate and personal property taxes due and payable in or for the calendar year in which the Closing occurs and installments of special assessments due and payable prior to the Closing Date. If at the time of
Closing, the tax rate or the assessed valuation for the year in which the
Closing occurs has not yet been fixed, real estate and personal property taxes shall be prorated based upon the tax rate and the assessed valuation established for the previous tax year. Except for errors made in calculation or in the use of incorrect data, the proration of real estate and personal property taxes at
Closing shall be final and no subsequent adjustments for variances in the actual tax rate or assessed valuation shall be made.

     (b) All installments of special assessments not yet due and payable shall be paid by Purchaser.

     (c) Current rents, advance rentals, and other charges payable by tenants under the Leases; premiums under assigned insurance policies (if any) and utility charges and deposits made by Seller with respect to common area utilities. Notwithstanding the foregoing sentence, any security deposits held by
Seller or its Affiliates with respect to the Portfolio Properties shall be, at
Seller's election, either (i) transferred to Purchaser at Closing or (ii)
applied against the Purchase Price Balance payable pursuant to Section 1.1;
provided, however, that if Seller makes the election pursuant to clause (ii),
Seller shall provide Purchaser with a schedule setting forth the name of each tenant who has a security deposit and the amount of such deposit.

     (d) Section 1.9(d)(i) of the Seller Disclosure Letter sets forth a list as of the date hereof of all tenant receivables related to the Portfolio Properties less than 60 days past due. Section 1.9(d)(ii) of the Seller Disclosure Letter sets forth a list as of the date hereof of all tenant receivables related to the
Portfolio Properties 60 days or more past due. Each of Section 1.9(d)(i) and
1.9(d)(ii) of the Seller Disclosure Letter shall be updated immediately prior to the Closing to reflect tenant receivables related to the Portfolio Properties less than 60 days past due as of the Closing Date and tenant receivables 60 days or more past due, in each case, as reflected on the consolidated books and records of Seller and its Subsidiaries as of the Closing Date. Notwithstanding
anything to the contrary herein, Purchaser shall acquire all such tenant receivables referred to on Section 1.9(d)(i) and 1.9(d)(ii) of the Seller
Disclosure Letter but shall only pay at the Closing to Seller (by wire transfer to the bank account or bank accounts per the wire transfer instructions on
Section 1.3(b) of the Seller Disclosure Letter in immediately available funds)
an amount equal to the aggregate amount of the tenant receivables referred to on
Section 1.9(d)(i) of the Seller Disclosure Letter as updated as of the Closing
Date and provided further that,

                                      -7-

notwithstanding anything to the contrary herein, no tenant receivables shall, other than pursuant to Section 1.9(c) and this Section 1.9(d), be subject to any proration whatsoever or any adjustments to proration.

     (e) All other items of accrued or prepaid income and expenses shall be prorated on an accrual basis as of the Closing Date on the basis of the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expenses.

     (f) Refundable cash or other refundable deposits posted with utility companies or other entities in connection with the Portfolio which are assignable and which are assumed by Purchaser shall be credited to Seller at
Closing, or at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits.

     (g) To the extent any of the above prorations (other than pursuant to
Section 1.9(d)) are based on estimates or are later (but in no event more than
90 days after the Closing) determined to be inaccurate, Purchaser and Seller shall appropriately adjust the prorations as soon as practicable after actual income and expenses have been ascertained, but in any event no later than ninety days after the Closing Date (with Seller responsible for paying any amounts determined to be owing to Purchaser as a result of such adjustment and Purchaser responsible for paying any amounts determined to be owing to Seller as a result of such adjustment). During such ninety-day period, each of Seller and Purchaser shall cooperate reasonably with the other in connection with such adjustment.
There shall be no prorations or adjustments to the Purchase Price Balance except as specified in this Section 1.9 or elsewhere in this Agreement, and the provisions of this Section 1.9 shall survive the Closing for purposes of this
Section 1.9(g) for such ninety-day period, after the end of such period, this
Section 1.9 shall terminate and no further prorations shall be made.

     (h) Except as otherwise expressly provided in this Agreement, all prorations provided for herein shall be final.

     Section 1.10 Deferred Closings. If the Closing occurs, in the event that a consent of a third party lender is required for Purchaser to assume an Assumed
Loan pursuant hereto and such consent has not been obtained by the Closing (a
"Deferral Event"), then (1) at the Closing, such Assumed Loan shall not be assumed, and the Portfolio Property securing such Assumed Loan and any Homes located on such Portfolio Property and any Notes related thereto shall not be acquired, by Purchaser from Seller (or its Subsidiaries), (2) at the Closing, the Purchase Price Balance shall be adjusted accordingly to reflect clause (1)
by (x) subtracting from the Purchase Price Balance an aggregate amount equal to the sum of (i) the gross value allocated to such Portfolio Property on Section
1.10 of the Seller Disclosure Letter, plus (ii) the Homes Amount with respect to such Homes, plus (iii) the Notes Amount with respect to such Notes and (y)
deeming the Loan Amount as of the Closing Date with respect to such Assumed Loan to be zero, (3) Purchaser shall not assume any Assumed Liabilities with respect to any such Portfolio Property and (4) the parties shall at Purchaser's cost and expense use reasonable best efforts to obtain such consent as promptly as practicable. On the first business date after such consent is obtained (such date, a "Deferral Closing Date") (A) such Assumed Loan shall be assumed, and the
Portfolio Property relating to such Assumed Loan and such Homes and Notes shall be acquired, by Purchaser from Seller (or its Subsidiaries), (B) Purchaser shall deliver to Seller by wire transfer to the bank account or bank accounts per the wire transfer instructions on Section 1.3(b) of the Seller Disclosure Letter,
immediately available funds in an aggregate amount equal to the sum of (i) the gross value allocated to such Portfolio Property on Section 1.10 of the Seller
Disclosure Letter, plus (ii) the Homes Amount with respect to such Homes, plus
(iii) the Notes Amount with respect to such Notes, as of such Deferral Closing
Date, minus (iv) the Loan Amount with respect to such Assumed Loan, subject to adjustment to account for the items of income and expense referred to in Section
1.9 prorated (as applicable) on a per diem basis as if Seller

                                      -8-

owned the applicable Portfolio Properties and Homes and Notes and Assumed Loans
for the entire date on the Deferral Closing Date (with the terms of such Section
1.9 applying hereto mutatis mutandis) (C) Purchaser shall assume any Assumed
Liabilities with respect to any such Portfolio Property and (D) the parties hereto shall comply with the terms and conditions of this Agreement and close the assignment to and assumption by Purchaser of such Assumed Loan and sale to and acquisition by Purchaser of such related Portfolio Property, Homes and Notes
(a "Deferral Closing") on such Deferral Closing Date; provided, however, that if, by or on the date that is ninety days (the "Decision Date") after the
Closing Date any such consent has not been obtained, then Purchaser must elect either (1) to assume all Assumed Loans and Assumed Liabilities not yet assumed and acquire all related Portfolio Properties and Homes and Notes and to otherwise comply with the provisions of clauses (A), (B), (C) and (D)
immediately above effective as of the Decision Date or (2) to not so assume (and relinquish any further rights to) such Assumed Loans and Assumed Liabilities related thereto and not so acquire (and relinquish any further rights to) such related Portfolio Properties and Homes and Notes and instead to deliver, and
Purchaser shall deliver on the Decision Date, to Seller by wire transfer to the bank account or bank accounts per the wire transfer instructions on Section
1.3(b) of the Seller Disclosure Letter, immediately available funds in an aggregate amount equal to the product of (x) $200,000 multiplied by (y) the number of Portfolio Properties not so acquired by Purchaser as of the Decision
Date.

     Section 1.11 Change in Transaction Structure. If and to the extent that
Seller and Purchaser mutually determine that it would be beneficial to effect the transactions contemplated by this Agreement in part or in whole by means of a sale of equity interests in entities that own Portfolio Properties, then
Seller and Purchaser shall mutually cooperate in good faith to change the structure hereof by effecting the transactions contemplated hereby by means of a sale from Seller to Purchaser of the equity interests of the entities that own
Portfolio Properties rather than a direct sale of the Portfolio Properties from
Seller to Purchaser; provided, however, that no such change in the structure shall (i) alter or change the amount or kind of consideration to be issued to, or rights or obligations of, Seller, (ii) adversely affect the tax treatment to
Seller or Purchaser as a result of such change, (iii) otherwise adversely affect
Seller or Purchaser or the Portfolio Properties, (iv) reasonably be expected to impede or delay the consummation of the transactions contemplated hereby or (v)
constitute a waiver of any condition to the transactions provided herein.

     Section 1.12 Capital Improvements. Notwithstanding anything to the contrary herein (including anything in Section 3.1) but subject to the last sentence of this Section 1.12, Seller shall be permitted to make the capital improvements described on Section 1.12 of the Seller Disclosure Letter and the Purchase Price
Balance shall be increased by an amount equal to the costs and out-of-pocket expenses incurred by Seller and its Affiliates in connection with or otherwise with respect to such capital improvements; provided, however, that such costs and out-of-pocket expenses per Portfolio Property shall not exceed the amounts set forth on such Section 1.12 of the Seller Disclosure Letter without the prior written consent of Purchaser. Prior to the Closing, Seller shall provide
Purchaser with a schedule setting forth all such costs and out-of-pocket expenses.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     Section 2.1 Representations and Warranties of Seller. Except as set forth in the Seller Disclosure Letter, Seller, with respect to the Portfolio and the
Assumed Liabilities, represents and warrants to Purchaser and Parent as follows:

                                      -9-

     (a) Organization, Standing and Corporate Power of Seller. Seller is a
limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have or would not reasonably be expected to have a Portfolio Material Adverse Effect. For the purposes of this Agreement, a "Portfolio Material Adverse Effect" is any event, change, circumstance or effect which would have or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operation of the
Portfolio taken as a whole, or (ii) the ability of Seller or any of its
Subsidiaries to perform any of its or their obligations hereunder or consummate any of the transactions contemplated hereby, provided that a Portfolio Material
Adverse Effect shall not include any change with respect to the Portfolio,
Seller or any Seller Subsidiary or the Assumed Liabilities resulting from or attributable to (i) general national, international or regional economic or financial conditions, (ii) the announcement, pendency or consummation of this
Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, or (iii) conditions generally affecting the industries in which Seller and the Seller Subsidiaries operate. Seller has heretofore made available to Purchaser complete and correct copies of the Certificate of
Formation and Limited Liability Company Agreement of Seller (including all amendments thereto through the date hereof and, collectively, the "Seller LLC
Agreement"), which are the organizational documents for Seller as of the date hereof, and all of which are listed on Section 2.1(a) of the Seller Disclosure
Letter. Each jurisdiction in which Seller is qualified or licensed to do business and each assumed name under which it conducts business in any jurisdiction are identified in Section 2.1(a) of the Seller Disclosure Letter.

     (b) Authority; No Violations; Consents and Approval.

          (i) Seller has all requisite power and authority to execute and deliver this Agreement and all other documents to be executed by Seller in connection with the transactions contemplated hereby and thereby (each, a
     "Transaction Document" and collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. Each Seller
     Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Seller and each applicable Seller
     Subsidiary. Except for the approval of the members of Seller and approval of the Advisory Board of Seller's majority member (both of which approvals have been obtained), no vote of, or consent by, the holders of limited liability company interests of Seller or of any class of capital stock of any Seller Subsidiary is necessary to authorize the execution and delivery by Seller of this Agreement and the other Transaction Documents, or the consummation by it of the transactions contemplated hereby and thereby. The
     Transaction Documents have been duly executed and delivered by Seller and each applicable Seller Subsidiary and, assuming the due and valid authorization, execution and delivery thereof by Parent, Purchaser and any
     Purchaser Subsidiary that is a party thereto, each such Transaction
     Document constitutes the valid and binding obligation of Seller and such applicable Seller Subsidiary enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at
     Law).

                                      -10-

          (ii) Except as set forth in Section 2.1(b)(ii) of the Seller
     Disclosure Letter, the execution and delivery of the Transaction Documents by Seller and each applicable Seller Subsidiary does not, and the consummation by Seller and each applicable Seller Subsidiary of the transactions contemplated hereby or thereby, and compliance by Seller and each applicable Seller Subsidiary with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (each, a "Lien") upon any of the properties or assets of the Portfolio under, require any filing with or consent or approval of any third party or otherwise result in a material detriment or default to the Portfolio under, any provision of (A) the Seller LLC
     Agreement or any provision of the comparable charter or organizational documents of any of the Seller Subsidiaries, (B) any Material Contract (as
     defined herein), or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.1(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute,
     Law, ordinance, rule or regulation applicable to Seller or any of the
     Seller Subsidiaries to the extent relating to the Portfolio, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to have a Portfolio Material Adverse Effect.

          (iii) Except as set forth in Section 2.1(b)(iii) of the Seller
     Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental
     Entity, is required by or with respect to Seller or any of the Seller
     Subsidiaries in connection with the execution and delivery of the
     Transaction Documents by Seller or each of the applicable Seller
     Subsidiaries or the consummation by Seller or the applicable Seller
     Subsidiaries of the transactions contemplated hereby or thereby, except for: (A) such filings and approvals as may be required by any applicable state takeover Laws or Environmental Laws (as defined herein) as more specifically described in Section 2.1(b)(iii) of the Seller Disclosure
     Letter; and (B) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make (1) individually or in the aggregate, would not reasonably be expected to have a Portfolio Material Adverse Effect or (2) individually or in the aggregate, would not reasonably be expected to prevent or delay in any material respect the consummation of any of the transactions contemplated hereby.

     (c) Absence of Certain Changes or Events. Except as disclosed or reflected in the Seller SEC Documents filed with the SEC prior to the date of this
Agreement or as disclosed in Section 2.1(c) of the Seller Disclosure Letter, since June 30, 2003, to the Knowledge of Seller, there has not been any material adverse change in the condition (financial or otherwise) of the Portfolio taken as a whole. Except as disclosed in the Seller SEC Documents filed prior to the date hereof, or as disclosed in Section 2.1(c) of the Seller Disclosure Letter, from June 30, 2003, (i) Seller and the Seller Subsidiaries have conducted their businesses with respect to the Portfolio in the ordinary course consistent with past practice, and (ii) to the Knowledge of Seller, there has not been any
Portfolio Material Adverse Effect.

     (d) No Default. Except as set forth in Section 2.1(d) of the Seller
Disclosure Letter, neither Seller nor any of the Seller Subsidiaries is, with respect to the Portfolio, in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of, and no notice of any default or acceleration of Indebtedness has been received from any lender in connection with, any term, condition or provision of (i) the Seller LLC Agreement or the comparable charter or organizational documents of any of the Seller Subsidiaries, (ii) any Material
Contract (as defined herein), or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Seller
Subsidiaries to the extent relating to the Portfolio, except in the case of
(iii) for

                                      -11-

defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Portfolio Material Adverse Effect.

     (e) Compliance with Applicable Laws. Seller and the Seller Subsidiaries hold all certificates, permits, licenses, variances (including building permits and certificates of occupancy), exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses and the occupancy and operation of the Portfolio Properties (the
"Seller Permits"), except where the failure so to hold such Seller Permits, individually or in the aggregate, would not reasonably be expected to have a
Portfolio Material Adverse Effect. Seller and the Seller Subsidiaries are in
compliance with the terms of the Seller Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Portfolio Material Adverse Effect. Except as disclosed in the Seller SEC
Documents, the businesses of Seller and the Seller Subsidiaries to the extent relating to the Portfolio are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Portfolio Material Adverse Effect. No notice, charge, claim, action or assertion has been received by Seller or any of its
Subsidiaries or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries, in each case, with respect to the Portfolio, alleging any violation of Law, except for any such notice, charge, claim, action or assertion which, individually or in the aggregate, would not reasonably be expected to have a Portfolio Material Adverse Effect.

     (f) Litigation. Except as disclosed in the Seller SEC Documents or as set forth in Section 2.1(f) of the Seller Disclosure Letter and except for routine litigation arising from the ordinary course of business of Seller and the Seller
Subsidiaries which are adequately covered by insurance and which, individually or in the aggregate, would not reasonably be expected to have a Portfolio
Material Adverse Effect, there is no suit, claim, investigation, action or other proceeding (including any mortgage foreclosure proceeding) pending or, to the
Knowledge (as defined herein) of Seller, threatened against or affecting or relating to or involving any of the Portfolio Properties. Except as disclosed in the Seller SEC Documents or in Section 2.1(f) of the Seller Disclosure Letter,
neither Seller nor any of the Seller Subsidiaries, nor any of their respective properties or assets, is subject to any order, writ, judgment, injunction, decree, determination or award which has or is reasonably likely to have a
Portfolio Material Adverse Effect. Section 2.1(f) of the Seller Disclosure
Letter sets forth a list of material claims, to Seller's knowledge, with respect to the Portfolio.

     (g) Benefits.

          (i) Each Seller Employee Benefit Plan (as defined herein), related trust (or other funding or financing arrangement, if applicable) and all amendments thereto are listed in Section 2.1(g)(i) of the Seller Disclosure
     Letter, true and complete copies of which have been made available to
     Purchaser, as have the most recent summary plan descriptions and Form
     5500s. "Seller Employee Benefit Plan" shall mean any "pension" plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act
     of 1974, as amended ("ERISA")), each profit-sharing or other employee benefit, bonus, incentive compensation, equity compensation, deferred compensation, retirement, supplemental retirement, thrift, savings, incentive, vacation, severance or "welfare" plan (within the meaning of
     Section 3(1) of ERISA) and each other employee benefit plan, program, policy fund, program or other or arrangement maintained or sponsored by, or with respect to which contributions are made, or are required to be made by, Seller or its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Seller or any
     Seller Subsidiary would be deemed a "single employer" within the meaning of
     Section 4001(b) of ERISA, or to which Seller or any Seller Subsidiary or any ERISA Affiliate is a party, whether written or oral, for the benefit of any current or former Portfolio Employee. For purposes of this Agreement,
     "Portfolio Employees" means the individuals (i) whose employment primarily consists of performing services in

                                      -12-

     connection with the Portfolio Properties, (ii) whose location of employment is one or more of the Portfolio Properties (except for required business travel) and (iii) whose names are set forth on Section 2.1(g)(i) of the
     Seller Disclosure Letter. Section 2.1(g)(i) of the Seller Disclosure Letter
     shall be updated to Purchaser by Seller immediately prior to the Management
     Start Date or, if the Management Election is not exercised or a Management
     Termination occurs, immediately prior to the Closing.

          (ii) All individual employment, termination, severance, change in control, retention bonus, post-employment and other compensation agreements existing prior to the execution of this Agreement or which will exist prior to the Closing, which are between Seller or a Seller Subsidiary and any
     Portfolio Employee are listed in Section 2.1(g)(ii) of the Seller
     Disclosure Letter (collectively, the "Seller Severance Agreements").

     (h) Labor and Employment Matters. Neither Seller nor any of the Seller
Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization with respect to any of the
Portfolio Employees.

     (i) Intangible Property. Seller and the Seller Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the Portfolio (collectively, the
"Seller Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a Portfolio Material Adverse Effect. All of the Seller Intangible Property is owned or licensed by Seller or the Seller
Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a
Portfolio Material Adverse Effect, and neither Seller nor any such Seller
Subsidiary has forfeited or otherwise relinquished any Seller Intangible
Property which forfeiture, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Portfolio Material Adverse Effect.
To the Knowledge of Seller, the use of Seller Intangible Property by Seller or
the Seller Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other
Person, and there have been no claims made, and neither Seller nor any of the
Seller Subsidiaries has received any notice of any claim or otherwise knows that any of the Seller Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Seller Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a Portfolio Material
Adverse Effect.

     (j) Environmental Matters. For purposes of this Agreement, (x)
"Environmental Law" means any Law of any Governmental Entity relating to pollution, human health, safety or protection of the environment or natural resources, including the federal Comprehensive Environmental Response,
Compensation and Liability Act of 1980 ("CERCLA") and the Resource Conservation
and Recovery Act of 1976, (y) "Hazardous Material" means (A) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls ("PCBs"); and (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances,"
"hazardous wastes," "hazardous materials," "extremely hazardous wastes,"
"restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law, and (z)
"Environmental Claims" means all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of Liability or

                                      -13-

potential Liability, investigations, proceedings, consent orders or consent agreements relating to any Environmental Law, any Environmental Permit or the
Release of any Hazardous Materials. Except as disclosed in Section 2.1(j) of the
Seller Disclosure Letter and except as would not have a Portfolio Material
Adverse Effect, to the Knowledge of Seller:

          (i) Neither Seller nor any of the Seller Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid or any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure, to the extent relating to the
     Portfolio, by Seller or any Seller Subsidiary to have any permit, approval, identification number, license or other authorization required under any applicable Environmental Law (an "Environmental Permit") or with respect to any treatment, storage, recycling, transportation, disposal or "release"
     (as defined in 42 U.S.C. ss. 9601(22) ("Release")) by Seller or any Seller
     Subsidiary of any Hazardous Material in violation of any Environmental Law.

          (ii)(A) Except in compliance with applicable Environmental Laws there are no asbestos-containing materials present on any Portfolio Property owned or operated by Seller or any Seller Subsidiary, (B) there are no regulated levels of PCBs present on any Portfolio Property owned or operated by Seller or any Seller Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of
     Hazardous Materials currently present on any Portfolio Property owned or operated by Seller or any Seller Subsidiary.

          (iii) Neither Seller nor any Seller Subsidiary has received written or, to the knowledge of Seller or any of the Seller Subsidiaries, oral notice of a claim, that has not been resolved, (A) to the effect that it is liable to a third party, including a Governmental Entity, as a result of a
     Release of a Hazardous Material into the environment in violation of any
     Environmental Law at any Portfolio Property, (B) asserting a violation of applicable Environmental Laws relating to any of the Portfolio Properties, or (C) asserting that Seller or any of the Seller Subsidiaries or the operation or condition of any of the Portfolio Properties is in violation of any Environmental Law.

          (iv) No Portfolio Property is listed on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites where such listing requires active investigation or clean-up.

          (v) Seller and the Seller Subsidiaries are, with respect to the
     Portfolio Properties, in compliance with all applicable Environmental Laws and all Environmental Permits.

          (vi) Neither Seller nor any of the Seller Subsidiaries has Released
     Hazardous Materials on any of the Portfolio Properties, except in compliance with applicable Environmental Laws; and there is no condition
     (x) at any Portfolio Property or (y) to the Knowledge of Seller and the
     Seller Subsidiaries, caused by Seller or any of the Seller Subsidiaries at any Portfolio Property, that in the case of either (x) or (y) is in violation of Environmental Laws or would reasonably be expected to give rise to an Environmental Claim.

          (vii) There are no Environmental Claims relating to any of the
     Portfolio Properties pending, or to the Knowledge of Seller or the Seller
     Subsidiaries threatened, against Seller or any of the Seller Subsidiaries or any of the Portfolio Properties.

          (viii) Neither Seller nor any Seller Subsidiary currently has a duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any Portfolio Property.

                                      -14-

     (k) Properties. To the Knowledge of Seller:

          (i) Except as listed in Section 2.1(k)(i) of the Seller Disclosure
     Letter, Seller or a Seller Subsidiary owns good and marketable fee simple or leasehold title to each of the real properties (including any and all improvements located on such properties) as identified in Section 2.1(k)(i)
     of the Seller Disclosure Letter (each, a "Portfolio Property" and collectively, the "Portfolio Properties"), which are all of the real estate properties of the Portfolio owned or leased by Seller and the Seller
     Subsidiaries, free and clear of Liens, easements, rights of way, rights of first refusal, covenants, conditions, restrictions, title defects, written agreements, Laws, ordinances and regulations affecting building use or occupancy (including zoning regulations and building codes), or reservations of an interest in title (collectively, "Seller Property
     Restrictions") except for (1) debt and other matters identified on Section
     2.1(k)(i) of the Seller Disclosure Letter, (2) inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained by Seller or a Seller Subsidiary, (3) mechanics', workmen's and repairmen's Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (4) Seller Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties and all matters disclosed on the existing title policies identified in Section 2.1(k)(i)(B) of the
     Seller Disclosure Letter, (5) leases to residents and other customary third parties disclosed in the Rent Roll (as defined below) or which are typical for similar properties, and (6) real estate Taxes and special assessments that are not yet delinquent or that are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained by Seller or a Seller Subsidiary (each, a "Permitted Lien"). To the Knowledge of Seller and the Seller Subsidiaries, (A) none of the matters described in clauses
     (2), (3) and (5) in the immediately preceding sentence (including matters disclosed on any existing title policies identified in Section 2.1(k)(i)(A)
     of the Seller Disclosure Letter) has or would reasonably be expected to have, individually or in the aggregate, a Portfolio Material Adverse
     Effect; (B) except as listed in Section 2.1(k)(i)(B) of the Seller
     Disclosure Letter or as would not reasonably be expected to have a
     Portfolio Material Adverse Effect, neither Seller nor any Seller Subsidiary has received written notice to the effect that there are (or, with respect to any Hometown Portfolio Properties as of the date hereof, otherwise has knowledge that with respect thereto there are) any (1) condemnation or rezoning or proceedings or any utility service moratoriums or other moratoriums that are pending or, to the Knowledge of Seller and the Seller
     Subsidiaries, threatened with respect to any material portion of any of the
     Portfolio Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued
     maintenance, operation or use of any buildings or other improvements on any of the Portfolio Properties or by the continued maintenance, operation or use of the parking areas; and (C) except as listed in Section 2.1(k)(i)(C)
     of the Seller Disclosure Letter or as would not reasonably be expected to have a Portfolio Material Adverse Effect, neither Seller nor any Seller
     Subsidiary has received written notice that it is currently in default or violation of any Seller Property Restrictions applicable to any of the
     Portfolio Properties.

          (ii) Section 2.1(k)(ii) of the Seller Disclosure Letter sets forth the rent roll for each of the Portfolio Properties (the "Rent Roll") as of the date therein. Except as disclosed in Section 2.1(k)(ii) of the Seller
     Disclosure Letter, the information set forth in the Rent Roll is true, correct and complete in all material respects as of the date thereof.

          (iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Portfolio Material Adverse Effect, no tenants or other third parties have been granted options to purchase or rights of first refusal which would require consent to, or be triggered by, the Sale.

                                      -15-

          (iv) Section 2.1(k)(iv) of the Seller Disclosure Letter contains a list of any unfunded capital improvements being conducted by Seller or any
     Seller Subsidiary in excess of $100,000 at any one Portfolio Property.

          (v) Except as set forth in Section 2.1(k)(v) of the Seller Disclosure
     Letter or as would not reasonably be expected to have a Portfolio Material
     Adverse Effect, the water serving each Portfolio Property is potable water furnished by the local municipality in which each such Portfolio Property is located; provided, however, that if the water system is privately owned or operated, (with respect to any such system serving such Portfolio
     Property that is a Hometown Portfolio Property as of the date hereof, it has been operated in accordance with applicable state and federal law) and neither Seller nor any Seller Subsidiary has received any uncured written notice that there is a requirement that it be connected to the municipal, county or other public system serving such Portfolio Property.

          (vi) Except as set forth in Section 2.1(k)(vi) of the Seller
     Disclosure Letter or as would not reasonably be expected to have a
     Portfolio Material Adverse Effect, the sanitary sewer (waste removal)
     system for each Portfolio Property is operated by the municipality in which each such Property is located, and neither Seller nor any Seller Subsidiary has received an uncured written notice that such sanitary sewer (waste removal) system is not in compliance with applicable laws and regulations;
     provided, however, that if any such system is privately owned or operated
     (i) with respect to any such system for each Portfolio Property that is a
     Hometown Portfolio Property as of the date hereof, such system has been licensed, maintained, operated and tested in accordance with applicable state and federal law, and has, in the two (2) year period prior to the
     Closing, passed all tests with respect to water quality, and (ii) neither
     Seller nor any Seller Subsidiary has received any uncured notice that there is a requirement that it be connected to the municipal, county or other public system serving such Portfolio Property.

          (vii) Except as disclosed in Section 2.1(k)(vii) of the Seller
     Disclosure Letter, a reputable title insurance company has issued policies of title insurance insuring the fee simple or leasehold, as applicable, title of Seller and the Seller Subsidiaries with respect to all of the
     Portfolio Properties in amounts at least equal to the original cost thereof, and, to Seller's Knowledge, such policies are valid and in full force and effect and no claim has been made under any such policy.

          (viii) Except as disclosed in Section 2.1(k)(viii) of the Seller
     Disclosure Letter, or except as would not reasonably be expected to have a
     Portfolio Material Adverse Effect, to the Knowledge of Seller and the
     Seller Subsidiaries, no portion of any Portfolio Property lies in any flood plain or includes any wetlands or vegetation or species protected by any applicable laws.

          (ix) Except as set forth in Section 2.1(k)(ix) of the Seller
     Disclosure Letter, the gas and electrical system servicing each Portfolio
     Property that is a Hometown Portfolio Property as of the date hereof is owned and operated by a third party provider; provided, however, that if any such gas or electrical system is privately owned or operated, such system has been constructed, licensed, maintained, operated and tested in accordance with applicable state and federal law.

          (x) To the extent in Seller's possession as of the date hereof, Seller has delivered with respect to the properties listed on Exhibit D hereto the information specified on Exhibit D hereto.

     (l) Insurance. Section 2.1(l) of the Seller Disclosure Letter sets forth an insurance schedule of Seller with respect to the Portfolio and the Portfolio
Employees and all pending claims thereunder. Seller and each of the Seller
Subsidiaries maintains insurance on the Portfolio Properties with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged the ownership and operation of manufactured housing communities

                                      -16-

(taking into account the cost and availability of such insurance). Except as set forth in Section 2.1(l) of the Seller Disclosure Letter, neither Seller nor any of the Seller Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy of Seller or any of the Seller Subsidiaries relating to the Portfolio.

     (m) Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Seller.

     (n) Contracts.

          (i) Section 2.1(n)(i) of the Seller Disclosure Letter lists all
     Material Contracts of Seller and each Seller Subsidiary relating to the
     Portfolio. Except as set forth on Section 2.1(n)(i) of the Seller
     Disclosure Letter or in the Seller SEC Documents, each Material Contract is valid, binding and enforceable and in full force and effect. For purposes of this Agreement, with respect to Seller and each Seller Subsidiary,
     "Material Contracts" shall mean, to the extent relating to the Portfolio,
     (i) any loan or credit agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness to any Person, including any such Indebtedness that may be incurred pursuant to an agreement already executed, other than
     Indebtedness in a principal amount less than $225,000 in the aggregate,
     (ii) each ground lease (under which Seller or a Seller Subsidiary is lessee), (iii) each material commitment, contractual obligation, borrowing, capital expenditure, agreement to acquire real property, or transaction entered into by Seller or any Seller Subsidiary which may result in total payments by or liability of Seller or any Seller Subsidiary in excess of
     $225,000, (iv) any other agreements filed or required to be filed as exhibits to the Seller SEC Documents pursuant to Item 601(b)(10) of
     Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations,
     (v) all contracts or arrangements between Seller or any Seller Subsidiary, on the one hand, and any director, officer, employee, equityholder or affiliate of Seller (or any of their respective affiliates), on the other hand, (vi) all change in control or similar agreements or (vii) all other contracts and agreements that are material to Seller and the Seller
     Subsidiaries, taken as a whole, or the conduct of the business of Seller and the Seller Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Portfolio Material Adverse Effect.

          (ii) All mortgages (and deeds of trust) on any of the assets of the
     Portfolio are listed in Section 2.1(n)(ii) of the Seller Disclosure Letter hereto.

          (iii) Except as set forth in Section 2.1(n)(iii) of the Seller
     Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict Seller's ability to conduct its business in any location in a manner that is material to the Portfolio.

          (iv) Except as set forth in Section 2.1(n)(iv) of the Seller
     Disclosure Letter, there are no indemnification agreements entered into by and between Seller and any director or officer of Seller or any of the
     Seller Subsidiaries relating to the Portfolio.

     (o) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2.1, the Deeds delivered at Closing or any Deferral Closing or Sections 1.1(d), 1.1(e) and 1.1(f), neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser or Parent, express or implied, at law or in equity, on behalf of Seller, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the Portfolio or the execution and delivery of any of this
Agreement, any of

                                      -17-

the other Transaction Documents or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Purchaser or Parent or any of their officers, directors, employees, agents or representatives or any other
Person of any documentation or other information by Seller or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Portfolio and any Liabilities other than the
Assumed Liabilities, and none shall be implied at law or in equity.

     Section 2.2 Representations and Warranties of Purchaser and Parent. Except
as set forth in the Purchaser Disclosure Letter, Purchaser and Parent, jointly and severally, represent and warrant to Seller as follows:

     (a) Organization, Standing and Corporate Power of Purchaser and Parent.
Each of Parent and Purchaser is a corporation and a limited partnership, respectively, duly formed, validly existing and in good standing under the laws of the State of Maryland and the State of Delaware, respectively. Each of Parent and Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their businesses or the ownership, operation or leasing of their properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have a material adverse effect on the ability of Parent, Purchaser or any Purchaser Subsidiary to perform any of its or their obligations hereunder or consummate any of the transactions contemplated hereby (a "Purchaser Material Adverse Effect").
Purchaser has heretofore made available to Seller complete and correct copies of the certificate of formation and limited partnership agreement of Purchaser
(including all amendments thereto through the date hereof) and the charter and bylaws of Parent (including all amendments thereto through the date hereof), all of which are listed on Section 2.2(a) of the Purchaser Disclosure Letter
(collectively, the "Purchaser Operating Agreements"), which are the organizational documents for Purchaser and Parent, respectively, as of the date hereof. Parent beneficially owns a majority of the issued and outstanding partnership interests of Purchaser.

     (b) Authority; No Violations; Consents and Approvals.

          (i) Each of Parent, Purchaser and the Purchaser Subsidiaries has all
     requisite power and authority to enter into the Transaction Documents to which they are parties and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Parent,
     Purchaser and the Purchaser Subsidiaries. Each of Parent and Purchaser has
     received unanimous approval from its Board of Directors and general partner, respectively, to approve (other than the approval of any member of
     Parent's Board of Directors not present (in person or otherwise) at the meeting of the Board of Directors of Parent to vote to approve) this
     Agreement, the Sale, the Transaction Documents and the transactions contemplated hereby and thereby and no consent or approval of Parent's shareholders or Purchaser's limited partners, respectively, is required for any of this Agreement, the Sale, the Transaction Documents and any such transactions.

          (ii) The Transaction Documents to which Parent, Purchaser and the
     Purchaser Subsidiaries are or will be parties have been or will be duly executed and delivered by each of Parent, Purchaser and the Purchaser
     Subsidiaries, as the case may be, and, assuming the Transaction Documents to which Seller or any of the Seller Subsidiaries is a party constitute the valid and binding obligation of Seller or such Seller Subsidiary, as the case may be, constitute or will constitute a valid and binding obligation of each of Parent, Purchaser and the Purchaser Subsidiaries, as the case may be, enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency,

                                      -18-

     reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity
     (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          (iii) Except as set forth in Section 2.2(b) of the Purchaser
     Disclosure Letter, the execution and delivery by each of Parent, Purchaser and each Purchaser Subsidiary of the Transaction Documents to which it is a party do not, and the consummation by each of Parent, Purchaser and each
     Purchaser Subsidiary of the transactions contemplated hereby or thereby, and compliance by each of Parent, Purchaser and each Purchaser Subsidiary with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of Parent or Purchaser or any of the Purchaser
     Subsidiaries under, require the consent or approval of any third-party lender or otherwise result in a material detriment to Parent or Purchaser or any of the Purchaser Subsidiaries under, any provision of (A) the charter and bylaws of Parent or certificate of formation or limited partnership agreement of Purchaser or any provision of the comparable charter or organizational documents of any of the Purchaser Subsidiaries,
     (B) any Material Contract applicable to Parent or Purchaser or any of the
     Purchaser Subsidiaries, the respective properties or assets of Parent or
     Purchaser, or any guarantee by Parent or Purchaser or any of the Purchaser
     Subsidiaries, (C) any joint venture or other ownership arrangement or (D)
     assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.2(b)(iv) are duly and timely obtained or made, any judgment, order, decree or Law applicable to Parent or Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B),
     (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent, Purchaser or any
     Purchaser Subsidiary to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby or otherwise result in a Purchaser Material Adverse Effect. For purposes of this Agreement, with respect to Parent, Purchaser and each
     Purchaser Subsidiary, "Material Contracts" shall mean (i) any loan or credit agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness to any Person, including any such Indebtedness that may be incurred pursuant to an agreement already executed, other than Indebtedness in a principal amount less than $225,000 in the aggregate, (ii) each ground lease (under which Parent, Purchaser or a Purchaser Subsidiary is lessee),
     (iii) each material commitment, contractual obligation, borrowing, capital expenditure, agreement to acquire real property, or transaction entered into by Parent, Purchaser or a Purchaser Subsidiary which may result in total payments by or Liability of Parent, Purchaser or any Purchaser
     Subsidiary in excess of $225,000, (iv) contracts or arrangements between
     Parent, Purchaser or a Purchaser Subsidiary, on the one hand, and any director, officer, employee, equityholder or affiliate of Parent (or any of their respective affiliates), on the other hand, (v) all change in control or similar agreements or (vi) all other contracts and agreements that are material to Parent, Purchaser and the Purchaser Subsidiaries, taken as a whole, or the conduct of the business of Parent, Purchaser and the
     Purchaser Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Purchaser Material Adverse Effect.

          (iv) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent or Purchaser or any of the Purchaser
     Subsidiaries in connection with the execution and delivery by Parent,
     Purchaser or any Purchaser Subsidiary of the Transaction Documents to which
     Purchaser, Parent or any Purchaser Subsidiary is a party or the consummation by Purchaser, Parent or any Purchaser Subsidiary of the
     transactions contemplated hereby or thereby, except for any such consent,

                                      -19-

     approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make would not reasonably be expected to result in a Purchaser Material Adverse Effect.

     (c) Litigation. There is no suit, action or proceeding pending, or, to the
Knowledge of Parent or Purchaser, threatened against or affecting Parent,
Purchaser or any other Purchaser Subsidiary that would have or would reasonably be expected to have a Purchaser Material Adverse Effect.

     (d) Transaction Financing. Each of Purchaser and any applicable Purchaser
Subsidiary has or will have at Closing, all funds necessary to fund its obligations under this Agreement and the other Transaction Documents.
Notwithstanding that the availability of such financing is not a condition to the obligations of Parent or Purchaser hereunder, attached hereto as Exhibit A is a description of the financing currently anticipated to be used by Purchaser to complete the Sale and the other transactions contemplated hereby (the
"Financing").

     (e) Brokers. Except for any broker's fees and expenses which shall be borne and paid solely by Parent and Purchaser, no broker, investment banker or other
Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Purchaser or Parent.

                                  ARTICLE III

           COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE SALE

     Section 3.1 Conduct of Business by Seller.

     (a) Subject to Sections 1.12, 3.1(d) and 3.1(e), during the period from the date of this Agreement to the Closing, Seller shall, and shall cause each of the
Seller Subsidiaries to, (1) carry on its businesses to the extent relating to the Portfolio in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and consistent with past practice and (2)
use commercially reasonable efforts to maintain the Hometown Portfolio
Properties (and, after the Merger Transaction Consummation, the other Portfolio
Properties), ordinary wear and tear excepted, and (3) use commercially reasonable efforts to preserve intact its current business organization, goodwill, assets, ongoing businesses, in each case, to the extent relating to the Portfolio. Seller will promptly notify Purchaser of any litigation pending or threatened having, to the knowledge of Seller, potential liability to Seller or any of the Seller Subsidiaries, to the extent relating to the Portfolio, in excess of $100,000 or any complaint, investigation or hearing, of which Seller has Knowledge, by a Governmental Entity involving Seller or any of the Seller
Subsidiaries, to the extent relating to the Portfolio.

     (b) Subject to Sections 1.12, 3.1(d) and 3.1(e), without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Closing, except as set forth in Section 3.1(b) of the Seller Disclosure Letter, as otherwise contemplated by this Agreement or to the extent consented to in writing in advance by Purchaser, Seller shall not, and shall not cause each Seller
Subsidiary not to engage in, authorize or agree to any of the following, in each case, with respect to Hometown Portfolio Properties (and, after the Merger
Transaction Consummation, the other Portfolio Properties):

          (i) take any action that would prevent or delay the consummation of the transactions contemplated by this Agreement or the other Transaction
     Documents;

          (ii) except as set forth in Section 3.1(e) and except for transfers to wholly owned Subsidiaries of Seller (provided that such transfer shall not increase the Assumed Liabilities), sell,

                                      -20-

     transfer, assign, mortgage, lease, subject to Lien or otherwise encumber or dispose of any of the Portfolio Properties (other than Permitted Liens), or assign or encumber the right to receive income, dividends, distributions and the like to the extent relating to the Portfolio or pledge or grant a security interest in any of the Portfolio Properties in connection with the borrowing of money or for the deferred purchase of any Portfolio Property or agree to do any of the foregoing, except as referred to in or contemplated by Section 3.1(b)(ii) of the Seller Disclosure Letter;

          (iii) take any actions with respect to the development of the
     Portfolio Properties, including applying for, pursuing, accepting or obtaining any permits, approvals or other development entitlements from any governmental or other regulatory entities or finalizing or entering into any agreements relating thereto without the prior written consent of
     Purchaser (which consent shall not be unreasonably withheld), except as the same may be required in the ordinary course of Seller's operation of the
     Portfolio Properties;

          (iv) enter into any new service, property management or employment contract or amend, extend, renew or replace any existing service, property management or employment contract, in each case in respect of any of the
     Portfolio Properties without Purchaser's prior written consent (which consent shall not be unreasonably withheld), unless the same shall be cancelable without penalty or premium, upon not more than thirty (30) days'
     notice from the owner of such Portfolio Property, except as the same may be required in the ordinary course of Seller's operation of the Portfolio
     Properties;

          (v) originate or make any loans, or amend or modify the terms of or extend or renew any existing loans, or purchase or otherwise acquire any
     Homes, in each case without Purchaser's prior written consent (which consent shall not be unreasonably withheld) except in the ordinary course of Seller's business consistent with past practice and on current market terms; or

          (vi) take, permit or cause any action or omission inconsistent with any of the foregoing.

     (c) During the period from the date of this Agreement to the Closing,
Seller shall, and shall cause each of the Seller Subsidiaries to, consult and cooperate with Purchaser with respect to all real estate tax reassessments and tax certiorari matters, to the extent relating to the Portfolio.

     (d) Purchaser shall within seven days after the date hereof notify Seller in writing whether or not Purchaser elects to manage the Portfolio Properties starting from the first business date immediately after the Merger Transaction
Consummation (the "Management Start Date") through the earlier of the Closing
Date and any termination of this Agreement, subject to the receipt of any lender or other consents to the extent required to permit Purchaser to manage the
Portfolio Properties and subject to the execution by Seller and Purchaser of a mutually acceptable management agreement (the "Management Agreement"); provided, however, that notwithstanding any such election, Seller shall retain responsibility for accounting, receivables and payables and all rent and other income or revenues shall be deposited into Seller's accounts and Seller shall have the right at any time for any reason to terminate in a writing to Purchaser both such Management Agreement and Purchaser's right to manage the Portfolio
Properties subject to Seller's immediate return to Purchaser of the First
Management Deposit Payment and the Second Management Deposit Payment, in each case, to the extent received by Seller prior to such termination (a "Management
Termination"). Subject to the immediately preceding sentence, in the event
Purchaser so elects to manage the Portfolio Properties (the "Management
Election"), the parties shall use reasonable best efforts to obtain any such required consents as promptly as practicable and upon receipt of any such required consents with respect to the applicable Portfolio Property (1)
Purchaser shall manage such Portfolio Property from the Management Start Date
(or, if such consent is required, from the later of

                                      -21-

the Management Start Date and the date of receipt of such consent) through the earlier of the Closing Date or the termination of this Agreement in the same manner, and subject to the same terms and conditions, applicable to Seller pursuant to this Section 3.1 (provided that each reference in Section 3.1 to the consent of Purchaser shall instead be deemed to refer to the consent of Seller);
provided, however, that Purchaser shall not, nor shall it permit any of its
Affiliates to, make or cause to be made any capital improvements with respect to any of the Portfolio without the prior written consent of Seller, (2) Purchaser shall deliver by wire transfer of immediately available funds to an account or accounts specified by Seller (a) two million five hundred thousand dollars
($2,500,000) by or on December 15, 2003 (the "First Management Deposit Payment")
and (b) two million five hundred thousand dollars ($2,500,000) by or on January
15, 2004 (the "Second Management Deposit Payment" and, with the First Management
Deposit Payment, the "Management Deposit Payments"), in each case with respect to clauses (a) and (b) immediately above, only if a Management Termination has not occurred on or prior to the date such Management Deposit Payment is due, (3)
any liabilities or obligations with respect to such Portfolio Property incurred from the Management Start Date (or, if such consent is required, from the later of the Management Start Date and the date of receipt of such consent) through the earlier of the Closing Date or the termination of this Agreement (or a
Management Termination) or any breaches of Seller's representations and covenants caused as a result of the operation or management of such Portfolio
Property from the Management Start Date (or, if such consent is required, from the later of the Management Start Date and the date of receipt of such consent)
through the earlier of the Closing Date or termination of this Agreement (or a
Management Termination) shall be ignored for purposes of Sections 5.2(a), 5.2(b)
and 5.2(c), (4) notwithstanding anything contained herein, all references to the
"Closing Date" in Section 4.12 and in the definition herein of "Employee
Liabilities" shall be deemed to refer to the "Management Start Date" and
Purchaser shall comply with Section 4.12 as of the Management Start Date (or, if such consent is required, from the later of Management Start Date and the date of receipt of such consent) (provided that, with respect to Portfolio Properties that are not Hometown Portfolio Properties and Portfolio Employees that are not employees of Hometown or its Subsidiaries as of the date hereof, such references shall be to the later of the Management Start Date (or, if such consent is required, from the later of Management Start Date and the date of receipt of such consent the date such consent is obtained) and the date of the Merger
Transaction Consummation, and Purchaser shall comply with Section 4.12 as of the later of the Management Start Date (or, if such consent is required, from the later of Management Start Date and the date of receipt of such consent the date such consent is obtained) and the date of the Merger Transaction Consummation);
provided that Purchaser shall comply with Section 4.12 pursuant to this clause
(4) only for so long as a Management Termination shall not have occurred; and
provided further that the Management Agreement shall provide, among other things, that Purchaser shall be reimbursed by Seller for all costs and expenses reasonably incurred in connection with the performance of this clause (4), and
(5) except for facts, information or circumstances existing as of, and to
Seller's Knowledge as of, the date hereof that have not been disclosed to
Purchaser in the Seller Disclosure Letter, no other facts, information or circumstances arising out of or related to Purchaser's management of the
Portfolio Properties, or obtained or discovered by Purchaser or any of its
Affiliates as a result of, arising from or relating to its management of, or in its capacity as manager of, Portfolio Properties, during the period it manages such Portfolio Properties shall be considered, or shall in any way contribute to, (a) a breach of any representation, warranty, covenant or agreement of
Seller or any of its Subsidiaries contained herein or (b) a Portfolio Material
Adverse Effect.

     (e) Notwithstanding anything to the contrary herein, Seller may transfer
Portfolio Properties to Subsidiaries of Seller that are special purpose entities that are Seller Subsidiaries in connection with Seller's Financing, encumber
Portfolio Properties with mortgages and other instruments securing Seller's
Financing and otherwise take actions required to consummate Seller's Financing;
provided, however, that any such action shall not increase the Assumed
Liabilities.

                                      -22-

     Section 3.2 Conduct of Business by Parent and Purchaser.

     (a) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this
Agreement or the Closing, except as set forth in Section 3.2(a) of the Purchaser
Disclosure Letter, as otherwise contemplated by this Agreement or to the extent consented to by Seller, which consent shall not be unreasonably withheld, neither Parent nor Purchaser shall engage in or authorize or agree to any of the following:

          (i) take any action that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; or

          (ii) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

     Section 4.1 Access to Information; Confidentiality. Seller shall, and shall cause each of the Seller Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access upon reasonable prior notice and during normal business hours and without disruption to the business or operations of Seller and its
Subsidiaries during the period prior to the Closing to all the Portfolio
Properties, and books, contracts, commitments, personnel and records to the extent relating thereto and, during such period, Seller shall, and shall cause each of the Seller Subsidiaries to, (a) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state Law, to the extent relating to the Portfolio and (b) use reasonable best efforts to furnish promptly to Parent all other information concerning the Portfolio as Parent may reasonably request. Purchaser shall have no right to access to, and shall not seek access to or visit, any Portfolio Property owned as of the date hereof by
Chateau Communities, Inc. or its subsidiaries until the Merger Transaction
Consummation without the prior written consent of Seller in its sole discretion.
No investigation under this Section 4.1 or otherwise shall affect any of
Seller's representations or warranties contained in this Agreement or any condition to the obligations of the parties under this Agreement. Each of Seller and Parent and Purchaser will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between Chateau Communities, Inc. and Purchaser dated as of
April 29, 2003, as amended, including by adding Seller as a beneficiary thereof, on August 14, 2003 (as amended, the "Confidentiality Agreement"). Nothing in this Agreement or the Confidentiality Agreement shall prohibit the disclosure of the tax treatment and tax structure, each as defined in Treasury Regulations
Section 1.6011-4, of the Sale or other transactions contemplated hereby (but no other details about the matters covered by this Agreement, including the identities of the parties) from and after the earliest to occur of (i) the date of the public announcement of discussions relating to the Sale, (ii) the date of the public announcement of the Sale, or (iii) the date of the execution of an agreement (with or without conditions) to enter into the Sale (it being understood by the parties that a "public announcement of discussions" shall mean a public announcement permitted by this agreement (or otherwise permitted by agreement of the parties) as distinguished from a third party announcement or a leak).

     Section 4.2 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Seller agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things

                                      -23-

necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Sale and the other transactions contemplated by the Transaction Documents, including the execution and delivery of any additional instruments necessary or desirable to consummate the transactions contemplated by, and to fully carry out the purposes of, this
Agreement. Purchaser and Parent shall, with Seller's good faith, cooperation and assistance (i) obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons, and make all necessary registrations and filings and take all reasonable steps as may be necessary or desirable to obtain an approval, waiver or exemption from any Governmental
Entity or other Person and (ii) obtain all necessary consents, approvals, waivers or exemption from non-governmental third parties. In addition, each of
Parent, Purchaser and Seller agrees to use their reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Sale, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other
Governmental Entity vacated or reversed. If, at any time after the Closing, any further action is necessary or desirable to carry out the purpose of this
Agreement, the proper officers and directors of Seller, Parent and Purchaser shall take all such necessary action.

     Section 4.3 Tax Matters.

     (a) Purchase Price Allocation.

          (i) On or at least 10 business days prior to the Closing Date, Seller and Purchaser shall reach agreement as to the manner in which the consideration to be paid pursuant to this agreement, together with any
     Assumed Liabilities (the "Allocable Consideration") shall be allocated among the assets of Portfolio. Such allocation shall be made in the manner required by Section 1060 of the Code and the regulations promulgated thereunder. In making such allocation the fair market values as reasonably determined by the parties shall apply. Seller and Purchaser hereby agree that IRS Form 8594 will be timely filed based on such fair market values, except as may be required by a Determination as defined under Section
     1313(a) of the Code ("Determination").

          (ii) If Seller and Purchaser are unable to reach an agreement within
     10 days prior to the Closing Date, the dispute shall be resolved and the such allocation shall be determined by an independent, nationally recognized firm of accountants mutually selected by the parties (the
     "Accountant"). Such allocation, as agreed upon by Seller and Purchaser and/or determined under this Section 4.3(a), shall be final and binding upon the parties. Each of Seller and Purchaser shall bear all fees and costs incurred by it in connection with the determination of such allocation, except that the parties shall each pay one-half (50%) of the fees and expenses of such Accountant.

     (b) Tax Treatment of the Sale. Except as may be required by a
Determination, the parties shall treat the Sale for all income tax purposes as a taxable purchase of assets by Purchaser in exchange for the allocable Purchase
Price Balance for all income tax purposes, including filing Seller final Tax
Returns consistent with such treatment, and no party shall take any position inconsistent with such treatment.

     Section 4.4 Public Announcements. Seller and Parent shall consult with each other before issuing, or permitting their respective Affiliates to issue, any press release or otherwise making any public statements with respect to this
Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party; provided, however, that Parent shall be permitted to describe the material terms

                                      -24-

of this Agreement in a Registration Statement on Form S-11 filed with the SEC with the prior consent of Seller, with such consent not to be unreasonably withheld.

     Section 4.5 Certain Costs. Seller shall pay and be responsible for its legal fees relating to this Agreement and the transactions contemplated hereby.
Purchaser shall pay and be responsible for all other closing, transaction and/or due diligence costs or expenses relating to the transactions contemplated hereunder, including (i) all assumption fees required to be paid under the relevant loan documents of the Assumed Loans relating to the Portfolio in order to permit Purchaser to assume the mortgages secured by assets included in the
Portfolio (ii) all prepayment fees required to be paid under the relevant loan documents relating to the Portfolio in connection with Purchaser's repayment of any mortgages secured by assets included in the Portfolio (the "Prepayable
Debt") (including lenders' attorneys' fees), (iii) all costs and expenses associated with obtaining any title commitments, title policies, title insurance, surveys, environmental reports and other due diligence reports with respect to the Portfolio ordered at Purchaser's request or referred to on
Section 4.5 of the Seller Disclosure Letter (which Section 4.5 of the Seller
Disclosure Letter shall set forth the aggregate costs and expenses incurred with respect thereto), (iv) all recording fees relating to any deeds and other instruments of conveyance and any mortgage or deed of trust recording taxes or fees in connection with Purchaser's assuming the Assumed Loans, and (v) all of
Purchaser's legal fees (including Purchaser's legal fees relating to repayment of the Prepayable Debt and the assumption of the Assumed Loans), the fees of its financial advisors and all its other professional fees relating to this
Agreement and the transactions contemplated hereby. The Purchase Price Balance will not be reduced by any amount in connection with the assumption fees or prepayment fees or other Closing or other costs, expenses or fees paid by
Purchaser.

     Section 4.6 Execution and Delivery of Transfer Documents.

     (a) Following the execution of this Agreement, Seller and the Purchaser shall prepare and, at the Closing, Seller and Purchaser shall execute any conveyances, bills of sale, deeds, assignments, assurances, certificates, notices, consents, transfers of letter of credit, transfers of security interests, transfers of mortgage interests and other instruments and documents in form and substance mutually agreed upon (collectively, the "Transfer
Documents") required in order to effect or evidence the transfer of the
Portfolio and Assumed Liabilities from Seller to Purchaser (it being understood that, except with respect to Deeds delivered at the Closing, all such instruments and other documents shall not require Seller, Purchaser or any other
Person to make any representations, warranties or covenants (other than with respect to Purchaser's assumption of the Assumed Liabilities) including as to matters of title, express or implied). Purchaser shall be responsible for the filing and recording of any such Transfer Documents that are required under applicable Law to be recorded or filed to effect or evidence the transfer of the
Portfolio. All reasonable out-of-pocket expenses relating to this Section
4.6(a), including filing and recording fees, shall be borne by Purchaser.

     (b) At the Closing, each of Purchaser and Seller shall, and shall cause its
Subsidiaries to, execute and deliver to the other party such instruments and documents as the other party may reasonably request to effect or evidence the purchase of the Portfolio and the assumption of the Assumed Liabilities by
Purchaser (it being understood that all such instruments and other documents shall not require Seller, Purchaser or any other Person to make any representations, warranties or covenants (other than with respect to Purchaser's assumption of the Assumed Liabilities), including as to matters of title, express or implied).

     Section 4.7 Transfer and Gains Taxes. Purchaser shall, with Seller's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees

                                      -25-

and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interests, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Closing,
Purchaser shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to Seller.

     Section 4.8 No Conflict with or Rights under Merger Agreement. The parties hereto agree that (A) this Agreement and the Sale contemplated hereby are wholly separate and independent from the Merger Agreement and the transactions contemplated thereby, subject only to the closing of the transactions contemplated by the Merger Agreement as a pre-condition to the closing of the
Sale and (B) Purchaser acknowledges that it will have no rights whatsoever of any kind with respect to the Merger Agreement and the transactions thereunder, including, but not limited to, no rights in any "break-up" fees or expenses or to assert any claims on Seller's or its own behalf with respect thereto. The sale of the properties listed on Section 4.8 of the Seller Disclosure Letter
(the "Tax Protected Properties"), shall be structured as part of the Sale hereunder, provided that any liabilities incurred by Seller or its Subsidiaries under the Tax Protection Agreement as a result of such Sale shall be borne 75%
by Seller and 25% by Purchaser; provided, however, that Purchaser's obligation's relating thereto shall in no event exceed $750,000 in the aggregate.

     Section 4.9 Required Financing. Notwithstanding that the availability of financing is not a condition to the obligations of Parent or Purchaser hereunder, Purchaser and Parent agree to arrange the Financing (as defined herein) and to satisfy the conditions set forth in the agreements relating to the Financing. Purchaser shall keep Seller informed of the status of its arrangements with respect to the Financing. Purchaser shall provide notice to
Seller within 24 hours of any material developments affecting the status of the
Financing.

     Section 4.10 Casualty or Condemnation. The occurrence of any casualty, condemnation or other event at any one or more Portfolio Properties shall not relieve Purchaser of its obligations hereunder or entitle Purchaser to reduce the Purchase Price Balance, notwithstanding any contrary provision hereof, custom or provision of Law; provided, however, that at Closing Seller shall assign to Purchaser, and Purchaser shall be entitled to receive the benefits of, any and all claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards with respect to any Portfolio Property which related to a casualty or condemnation occurring after the date of this
Agreement but prior to the Closing, and Purchaser shall have the right to proceed against any insurance company or condemning authority to recover any such items. Seller shall promptly after learning of same notify Purchaser in writing of the occurrence of any casualty, condemnation or similar event at any one or more Portfolio Properties.

     Section 4.11 Access to Books and Records Post-Closing. At the Closing,
Seller shall deliver to Purchaser copies or originals of all of Seller's records and files relating to the Portfolio Properties, and Seller shall be entitled to retain copies of all such records and files. After the Closing, for a period of seven years, Purchaser shall permit Seller and Seller shall permit Purchaser to have reasonable access to and the right to make copies of all their respective books, records and files relating to the Portfolio, for any reasonable purpose, such as for use in litigation, financial reporting, tax return preparation, or tax compliance matters. Each of Seller and Purchaser agrees to preserve and keep all of its books and records relating to the Portfolio for a period of not less than five (5) years after the Closing, or for any longer period as may be required for financial or tax purposes or otherwise by any governmental authority, by any Law or in connection with any ongoing litigation, suit or proceeding. Prior to disposing of any such information, Purchaser shall afford
Seller a reasonable opportunity to segregate, remove or copy such books, records and files as Seller may select.

                                      -26-

     Section 4.12 Employee Matters.

     (a) Offers of Employment. Effective as of the Closing Date, Purchaser shall make an offer of employment to each Portfolio Employee who is actively employed by Seller immediately prior to Closing. Each such offer shall initially (i) be for a position comparable to such Portfolio Employee's position on the Closing
Date, (ii) be for a position at the same work location as such Portfolio
Employee's work location on the Closing Date, (iii) provide a work status (full-
or part-time) that is not changed from that in effect on the Closing Date, (iv)
provide a base salary comparable to such Portfolio Employee's base salary as of immediately prior to the Closing, as more fully described on Section 4.12 of the
Seller Disclosure Letter. Each Portfolio Employee who accepts Purchaser's offer of employment and commences active employment with Purchaser is referred to herein as a "Transferred Employee." Purchaser's employment of the Transferred
Employees shall be deemed to commence on the Closing Date (or, if later, the date on which the applicable Transferred Employee commences active employment with Purchaser and its Affiliates).

     (b) Termination of Employment with Seller. As of the Closing Date, the
Transferred Employees shall be terminated by Seller and its Affiliates and cease active participation in each Seller Employee Benefit Plan.

     (c) Transferred Employees' Benefits. Each Transferred Employee shall be treated as a newly hired employee of Purchaser for purposes of compensation and employee benefit plan coverage. No Transferred Employee shall receive service credit for any periods of employment with Seller or Seller Subsidiaries for any purpose whatsoever, including, but not limited to, eligibility, vesting, amount of benefits and benefit accruals under any employee benefit plan.

     (d) WARN Act. Purchaser shall be responsible for providing a timely notification or pay in lieu of notice if required by the United States Federal
Worker Adjustment and Retraining Notification Act of 1988, any successor United
States federal law, and any other applicable plant closing, mass layoff or termination pay or notification law (collectively, the "WARN Act") for any terminations or layoffs of a Transferred Employee after the Closing Date.

     Section 4.13 Advice of Changes. Seller shall promptly advise Purchaser of any change or event (i) having a Portfolio Material Adverse Effect or (ii) that
Seller believes would or would be reasonably likely to cause or constitute a material breach of any of Seller's representations, warranties or covenants contained herein and Purchaser shall promptly advise Seller of any change or event (i) having a Purchaser Material Adverse Effect or (ii) that Purchaser believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein;
provided, however, that, notwithstanding anything to the contrary herein,
Seller's failure to comply with the obligations of this Section 4.13 shall not provide Purchaser a right not to effect the transactions contemplated by this
Agreement, and Purchaser's failure to comply with the obligations of this
Section 4.13 shall not afford Seller the right not to effect the transactions contemplated by this Agreement except, in each case, to the extent such failure individually would independently afford such right.

     Section 4.14 Exclusive Negotiations. Prior to the Closing, Seller shall cease soliciting the sale of, and shall not sell, the Portfolio Properties.

     Section 4.15 Financial Statements. In the event that during the period prior to the Closing, in connection with any proposed offering of securities,
Purchaser or any of its Affiliates is required pursuant to applicable legal or regulatory requirements (including the rules of the Securities and Exchange
Commission) to have available audited financial statement with respect to any of the Portfolio Properties

                                      -27-

and/or the other assets and liabilities comprising part of the Portfolio
(including audited financial statements with respect to the Portfolio Properties pursuant to Rule 3.14 under Regulation S-X of the Securities Act), and the date by which such audited financial statements must be available requires that their preparation (including the related audit or audits) be commenced prior to the
Closing Date, subject to Seller's consent (not to be unreasonably withheld),
Seller shall, at the written request of, and at the sole expense of, the
Purchaser, use reasonable efforts to engage Purchaser's auditor for such sole purpose or shall otherwise at the Purchaser's expense use reasonable efforts to cooperate with the Purchaser's auditor with respect to such proposed offering;
provided, however, that such efforts occur during normal business hours and do not and would not be expected to disrupt the business or operations of Seller and its Subsidiaries. Prior to Closing Date, in connection with any offering, sale or distribution of securities (whether registered or otherwise) made by
Purchaser or any of its Affiliates or the Purchaser's or any of its Affiliate's
efforts to comply with any applicable legal or regulatory requirements, subject to Seller's consent (not to be unreasonably withheld), Seller further agrees, at the written request of, and at the sole expense of, the Purchaser, to use reasonable efforts to (i) make available on a timely basis such financial information of the Portfolio Properties and the Assumed Liabilities as is
readily available and may reasonably be requested and (ii) cooperate with reasonable requests for other information concerning the Portfolio Properties and the Assumed Liabilities; provided, however, that such efforts occur during normal business hours and do not and would not be expected to disrupt the business or operations of Seller and its Subsidiaries.

     Section 4.16 Post-Closing Billing Migration and Support. Following the
Closing, subject to Seller's consent (not to be unreasonably withheld), Seller will, at the written request of, and at the sole expense of, Purchaser: (1) use reasonable efforts to cooperate, and (2) use its reasonable efforts to cause its third party contractors to cooperate, in each case, with Purchaser in migrating the resident information and billing process with respect to the Portfolio to
Purchaser's system, including providing billing support to Purchaser following the Closing, for a period not to exceed 90 days; provided, however, that such efforts and provision of billing support occur during normal business hours and do not and would not be expected to disrupt the business or operations of Seller and its Subsidiaries.

     Section 4.17 Assistance. From and after the date of this Agreement, if
Purchaser requests, at Purchaser's sole cost and expense, and no additional liabilities to Seller or its Affiliates, Seller and its Subsidiaries shall cooperate, and shall use their commercially reasonable efforts to cause Seller's attorneys, accountants and other representatives to cooperate, in all reasonable respects in connection with any Financing efforts of Purchaser or its Affiliates
(including providing reasonable assistance in the preparation of one or more offering circulars, private placement memoranda, registration statements or other offering documents relating to equity financing) and any other filings that may be made by Purchaser or its Affiliates, including, if applicable, with the SEC. From and after the date of this Agreement, if Purchaser requests, at
Purchaser's sole cost and expense, and no additional liabilities to Seller or its Affiliates, Seller shall reasonably cooperate with Purchaser in obtaining surveys, title commitments or policies, engineering reports, estoppel certificates, environmental reports and appraisals with respect to the Portfolio
Properties and in otherwise satisfying any of Purchaser's mortgage lenders'
requirements.

     Section 4.18 Accounts Receivable. Subject to Sections 1.6, 1.7 and 1.9,
Seller shall promptly forward to Purchaser any and all proceeds from accounts receivables relating to the Portfolio that are received by Seller or any of its
Affiliates after the Closing Date and that belong to Purchaser under the terms hereof.

     Section 4.19 Claims. As of the Closing, (1) Seller and each of its
Subsidiaries shall assign, transfer, convey and deliver to Purchaser, all right, title and interest which each may have in and to any and all Claims and (2)
Seller will, and will cause its Subsidiaries to, cause an authorized officer to execute

                                      -28-

on its behalf and deliver to Purchaser, an instrument of assignment of the
Claims without recourse against it or any of its Subsidiaries, as the case may be, at the Closing, and deliver promptly, from time to time, any other instrument mutually acceptable to Seller and Purchaser with respect to any such
Claim which, in the good faith opinion of Purchaser after consultation with outside counsel, is necessary or desirable in order to effect or document the assignment and transfer of such Claim to Purchaser, in each case, subject to
Purchaser's compliance with its obligations pursuant to Section 1.6. Following the Closing, if for any reason Purchaser is not able to pursue any such Claim as the real party in interest, Seller shall use reasonable best efforts to, and use reasonable best efforts to cause its Subsidiaries to, as the case may be, pursue such Claim upon the written direction of Purchaser and at Purchaser's sole cost and expense and with no liability to Seller or any of its Affiliates, and promptly remit all recoveries, collections and amounts paid with respect thereto to Purchaser in such manner as Purchaser shall reasonably provide, in each case, subject to Purchaser's complying with its obligations pursuant to Section 1.6.
Following the Closing, Seller shall use reasonable best efforts to, and use reasonable best efforts to cause, give Purchaser prompt written notice of the occurrence of any events, facts or circumstances within Seller's knowledge relevant to the pursuit of the Claims assigned to Purchaser, provided that neither Seller or its Subsidiaries nor any Person acting on its behalf, shall have any obligation whatsoever to conduct any investigation or other due diligence with respect thereto. Following the Closing, for a period of seven years (or such longer period of time as may be reasonably necessary with respect to claims initiated prior to the expiration of such seven year period), with respect to any Claim, Seller will, and will cause its Subsidiaries to, provide representatives of Purchaser access (at reasonable times and locations during normal business hours) to (i) its officers, directors and employees and (ii) its books and records reasonably requested by such representatives with respect to such Claim, subject to Purchaser's compliance with Section 1.6. Following the
Closing, Seller will, and will cause its Subsidiaries to, provide representatives of Purchaser with such copies of such books and records as they may reasonably request to the extent with respect to such Claim. For purposes of this Section 4.19, "Claims" (whether or not they are the subject of litigation filed as of the Closing) shall mean any and all claims of whatever type which
Seller or any of its Subsidiaries may have against any other Person not
Affiliated with Seller or its Subsidiaries whose action or inaction relates to any Assumed Liability, regardless of when such claims are discovered. Following the Closing, Purchaser will grant Seller and its representatives similar access
(at reasonable times and locations during normal business hours) to (i)
Purchaser's officers, directors and employees and (ii) its books and records reasonably requested by such representatives to the extent with respect to
Excluded Liabilities, subject to Seller's compliance with Section 1.7. Following the Closing, if for any reason Seller is not able to pursue any claim with respect to an Excluded Liability as the real party in interest, Purchaser will, and will cause its Subsidiaries to, as the case may be, pursue such claim upon the written direction of Seller and at Seller's sole cost and expense and with no liability to Purchaser or any of its Affiliates, and promptly remit all recoveries, collections and amounts paid with respect thereto to Seller in such manner as Seller shall reasonably provide, in each case, subject to Seller's complying with its obligations pursuant to Section 1.7.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     Section 5.1 Conditions to Each Party's Obligation to Effect the Sale. The
respective obligations of Seller and Purchaser to effect the Sale and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the
Closing Date of the following conditions:

     (a) No Injunctions or Restraints. No temporary restraining order, statute, rule, regulation, decree, ruling, preliminary or permanent injunction or other order issued by any court of competent

                                      -29-

jurisdiction or other legal restraint or prohibition enacted, entered, promulgated, issued or enforced by any Governmental Entity preventing the consummation of the Sale or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.

     (b) Closing of the Mergers. The Merger (as defined in the Merger Agreement)
and the Partnership Merger (as defined in the Merger Agreement) shall have been consummated in accordance with their terms (the "Merger Transaction
Consummation").

     Section 5.2 Conditions to Obligations of Purchaser. The obligations of
Purchaser to effect the Sale and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by
Purchaser:

     (a) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct
(without giving effect to any materiality, Portfolio Material Adverse Effect or any similar qualification or limitation in any representation and warranty (any such qualification or limitation, a "Seller Materiality Qualifier")) as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent any representation or warranty is expressly limited by its terms to a specified date, the accuracy of which will be determined as of such specified date), except where the failure of such representations and warranties in the aggregate to be true and correct (without giving effect to any Seller Materiality Qualifier) would not have and would not reasonably be expected to have a Portfolio Material Adverse Effect. Purchaser shall have received a certificate signed on behalf of Seller by the Chief
Executive Officer or the Chief Financial Officer of Seller or its managing member to such effect.

     (b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing and
Purchaser shall have received a certificate signed on behalf of Seller by the
Chief Executive Officer or the Chief Financial Officer of Seller or its managing member to such effect.

     (c) Material Adverse Change. Since the date of this Agreement, no Portfolio
Material Adverse Effect shall have occurred. Purchaser shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the
Chief Financial Officer of Seller to such effect.

     (d) FIRPTA Certificates. Purchaser shall have received a FIRPTA Certificate signed on behalf of Seller by the Chief Executive Officer and the Chief
Financial Officer of Seller.

     Section 5.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Sale and to consummate the other transactions contemplated by the
Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Seller:

     (a) Representations and Warranties. Each of the representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct (without giving effect to any materiality, Purchaser Material Adverse
Effect or any similar qualification or limitation in any representation and warranty (any such qualification or limitation, a "Purchaser Materiality
Qualifier")) as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent any representation or warranty is expressly limited by its terms to a specified date, the accuracy of which will be determined as of such specified date), except where the failure of such representations and warranties to be in the aggregate true and correct
(without giving effect to any Purchaser Materiality Qualifier) would not or would not reasonably be likely to have a Purchaser Material

                                      -30-

Adverse Effect, and Seller shall have received a certificate signed on behalf of
Purchaser by a duly authorized representative of Purchaser, in such capacity, to such effect.

     (b) Performance of Obligations of Parent and Purchaser. Parent and
Purchaser shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this
Agreement at or prior to the Closing, and Seller shall have received a certificate signed on behalf of Parent and Purchaser by the Chief Executive
Officer and the Chief Financial Officer of Parent and Purchaser to such effect.

     (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no Purchaser Material Adverse Effect. Seller shall have received a certificate signed on behalf of Parent and Purchaser by the Chief Executive
Officer and Chief Financial Officer of Parent and Purchaser to such effect.

                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

     Section 6.1 Termination. Subject to Section 6.2, this Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written consent duly authorized by the Advisory Board of
Seller and the Board of Directors of Purchaser;

     (b) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or (b), as the case may be, would be incapable of being satisfied by January 31, 2004 (as otherwise extended by mutual written agreement by Seller and Purchaser or pursuant to Section 1.2, the "Purchaser Outside Date");

     (c) by Seller, (x) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, or if any representation or warranty of Parent or Purchaser, shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or
(b), as the case may be, would be incapable of being satisfied by the earliest of (1) the Purchaser Outside Date, (2) March 1, 2004, if the Closing has not
occurred, and Seller has not received the First Management Deposit Payment by or on December 15, 2003 (if Purchaser has made the Management Election and a
Management Termination has not occurred on or prior to such date), the Second
Management Deposit Payment by or on January 15, 2004 (if Purchaser has made the
Management Election and a Management Termination has not occurred on or prior to such date), the Second Deposit Payment by or on November 14, 2003, the Third
Deposit Payment by or on January 5, 2004, the Fourth Deposit Payment by or on
February 5, 2004 and the Fifth Deposit Payment by or on March 1, 2004 and (3)
February 5, 2004 if the Closing has not occurred, and Seller has not received the First Management Deposit Payment by or on December 15, 2003 (if Purchaser
has made the Management Election and a Management Termination has not occurred on or prior to such date), the Second Management Deposit Payment by or on the
January 15, 2004 (if Purchaser has made the Management Election and a Management
Termination has not occurred on or prior to such date), the Second Deposit
Payment by or on November 14, 2003, the Third Deposit Payment by or on January
5, 2004 and the Fourth Deposit Payment by or on February 5, 2004 (as otherwise extended by mutual written agreement by Seller and Purchaser, the "Seller
Outside Date"), or (y) if Purchaser fails to pay when due any Deposit Payment;

                                      -31-

     (d) by either Purchaser or Seller, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Sale shall have become final and nonappealable;

     (e) by Purchaser, if the Sale shall not have been consummated on or before the Purchaser Outside Date;

     (f) by Seller, if the Sale shall not have been consummated on or before the
Seller Outside Date; or

     (g) by either Purchaser or Seller, upon a termination of the Merger
Agreement in accordance with its terms.

     A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 6.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 6.1 for any such termination.

     Section 6.2 Effect of Termination. In the event of termination of this
Agreement by either Seller or Purchaser as provided in Section 6.1, this
Agreement shall forthwith become void and have no effect, without any Liability on the part of Purchaser or Seller, other than the third, fourth and fifth sentences of Section 4.1, Section 4.4, Section 4.5, this Section 6.2, Section
6.5 and Article VII and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof.

     Section 6.3 Amendment. This Agreement may be amended by the parties only in a writing signed by each of Seller, Parent and Purchaser.

     Section 6.4 Extension; Waiver. At any time prior to the Closing, each of
Seller and Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 6.3, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 6.5 Treatment of Deposit Payments and ARC Promissory Note.

     (a) If (i) this Agreement is validly terminated pursuant to Sections
6.1(b), 6.1(d) or 6.1(g) or (ii) Seller willfully breaches this Agreement by refusing to consummate the Closing notwithstanding being obligated to do so in accordance with the terms hereof, then the Deposit Payments received by Seller shall be refunded promptly (but in no event more than three (3) business days after any such termination or willful breach) by Seller to the Purchaser and the
ARC Promissory Note shall be automatically cancelled. In all other circumstances, and notwithstanding anything to the contrary herein, any and all
Deposit Payments shall be non-refundable and shall, together with the ARC
Promissory Note, be retained by Seller without any deduction or offset. In the event the Closing does not occur and Seller retains the ARC Promissory Note and all Deposit Payments received by it pursuant to the immediately

                                      -32-

preceding sentence (in which event Seller shall be deemed to have the "Right to
Retain"), such ARC Promissory Note and Deposit Payments shall constitute liquidated damages as described in Section 6.5(b). In the event that Purchaser, directly or indirectly, seeks to recover any such Deposit Payments received by
Seller and cancel or otherwise terminate the ARC Promissory Note, in each case, in circumstances other than those described in clauses (i) and (ii) of this
Section 6.5 (or if Purchaser, directly or indirectly, seeks to recover any such
Deposit Payments received by Seller or cancel or otherwise terminate the ARC
Promissory Note, in each case, in circumstances described in clauses (i) and
(ii) of this Section 6.5(a) and a court of competent jurisdiction makes a non-appealable determination that Purchaser is not entitled to recover such
Deposit Payments or to cancel or terminate such ARC Promissory Note (or makes a determination that Purchaser is not entitled to recover such Deposit Payments or cancel or terminate such ARC Promissory Note which determination Purchaser does not appeal)), Purchaser shall be liable for (x) attorneys' fees and other costs and expenses incurred by Seller and its Affiliates in defending against or otherwise in connection with any such action by or on behalf of Purchaser or its
Affiliates and (y) any and all damages incurred by Seller and its Affiliates, including any consequential, incidental, special, exemplary, punitive or other special or indirect damages or losses, resulting from such wrongful action by or on behalf of Purchaser or its Affiliates.

     (B) IF SELLER HAS THE RIGHT TO RETAIN PURSUANT TO SECTION 6.5(A), THEN, IN
THE EVENT THAT THE SALE FAILS TO CLOSE AS A RESULT OF THE DEFAULT OF PURCHASER
IN THE PERFORMANCE OF ANY OF ITS COVENANTS OR OBLIGATIONS UNDER THIS AGREEMENT,
PURCHASER AND SELLER AGREE THAT SELLER'S ACTUAL DAMAGES WOULD BE IMPRACTICABLE
OR EXTREMELY DIFFICULT TO FIX AND THE PARTIES THEREFORE AGREE THAT IN SUCH
EVENT, SELLER, AS SELLER'S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED
DAMAGES IN THE AMOUNT OF THE DEPOSIT PAYMENTS AND THE ARC PROMISSORY NOTE.
SELLER AND PURCHASER BY EXECUTION OF THE SIGNATURE PAGE HERETO ACKNOWLEDGE THAT
THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 6.5 AND AGREE TO BE
BOUND BY ITS TERMS.

     Section 6.6 Failure to Close. In the event that the Sale does not close under circumstances where all of the conditions to Closing set forth in Article
V have been satisfied or waived and Purchaser is prepared to close, but Seller is not prepared to close or otherwise fails to close, Purchaser shall be entitled to exercise the remedy of specific performance, this being in addition to any other remedy to which Purchaser is entitled in Law or in equity.

     Section 6.7 Guarantee.

     (a) Parent irrevocably, absolutely and unconditionally guarantees (the
"Guarantee") each and every representation, warranty, covenant, agreement and other obligation of Purchaser, and/or any of its permitted assigns (and where any such representation or warranty is made to the knowledge of Purchaser, such representation or warranty shall be deemed made to the knowledge of Parent), and the full and timely performance of their respective obligations under the provisions of this Agreement and the other Transaction Documents. This is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no discharge, release or extinguishment of Purchaser's Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any insolvency, bankruptcy, reorganization or other similar proceeding or otherwise, and no change in the corporate existence, structure or ownership of any of the parties hereto or any of their Affiliates and no assignment, pledge or other transfer (whether voluntary, involuntary or by operation of law) of any of the rights, interests or obligations of the parties hereto under this Agreement or the other Transaction Documents, shall affect the continuing validity and enforceability of this Guarantee, as well as any provision requiring or contemplating performance by Parent.

                                      -33-

     (b) Parent hereby waives, for the benefit of Seller, (i) any right to require Seller as a condition of payment or performance by Parent, to proceed against Purchaser or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law which limit the Liability of or exonerate Parent or sureties, except to the extent that any such defense is available to Purchaser.

     (c) Without limiting in any way the foregoing Guarantee, Parent covenants and agrees to take all actions to enable Purchaser to adhere to each provision of this Agreement and the other Transaction Documents which requires an act or omission on the part of Parent or any of its subsidiaries to enable Purchaser to comply with its obligations under this Agreement.

     (d) Parent understands that Seller is relying on this Guarantee in entering into this Agreement and the other Transaction Documents and may, to the extent
Parent is not a party to any such other Transaction Document, enforce this
Guarantee as if Parent were a party thereto.

     (e) Notwithstanding anything to the contrary contained in this Section 6.7,
Seller acknowledges and agrees that in the event the Closing does not occur and
Seller retains all Deposit Payments received by it and the ARC Promissory Note pursuant to its Right to Retain as described in Section 6.5, such Deposit
Payments and ARC Promissory Note shall constitute liquidated damages and Seller shall have no recourse against Parent or any of its Affiliates pursuant to this
Section 6.7.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     Section 7.1 Nonsurvival of Representations and Warranties; Survival of
Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Deeds)
shall survive the Closing (provided that in the event of a Deferral Event,
Sections 3.1 and 6.7 and Articles I, IV and VII shall survive, with respect to such Portfolio Property and Assumed Loan subject to the Deferral Event until the
Deferral Closing). Notwithstanding the foregoing sentence or anything to the contrary elsewhere herein, this Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the
Closing; provided, however, that no party shall assert (nor shall any party be liable for) any claim with respect to any such covenant or agreement or any other provision of this Agreement, or any breach thereof, after the Closing except with respect to clause (iv) of Section 1.3(b), Sections 1.9, 1.10, the third, fourth and fifth sentences of Section 4.1, Section 4.4, Section 4.5,
Section 4.16, Section 4.17, Section 4.18, Section 4.19, Section 6.5 and Article
VII. Seller and Purchaser shall each be entitled to rely on and enforce any provision of Article IV to the extent such provision contains any obligation relating to the period after the Closing, which such provisions shall survive the Closing.

     Section 7.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                                      -34-

          (a)     if to Seller, to:

                  Hometown America, L.L.C.
                  150 North Wacker Drive
                  Suite 900
                  Chicago, Illinois  60606
                  Attn:  Thomas J. Coorsh
                  Fax:   (312) 499-3601

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attn:  Adam O. Emmerich, Esq.
                  Fax:   (212) 403-2234

                  and

                  Pircher, Nichols & Meeks
                  900 N. Michigan Avenue
                  Chicago, Illinois  60611
                  Attn:  Eugene Leone, Esq.
                  Fax:   (312) 915-3348

          (b)     if to Parent or Purchaser to:

                  Affordable Residential Communities IV, LP
                  600 Grant Street, Suite 900
                  Denver, Colorado  80203
                  Attn:  Scott D. Jackson
                  Fax:  (303) 294-9946

                  with a copy to:

                  Affordable Residential Communities IV, LP
                  600 Grant Street, Suite 900
                  Denver, Colorado  80203
                  Attn:  Scott L. Gesell
                  Fax:   (303) 294-0085

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Attn:  Fred B. White III, Esq.
                  Fax:  (917) 777-2144

     Section 7.3 Interpretation. When a reference is made in this Agreement to a
Section or Exhibit, such reference shall be to a Section of or Exhibit to this
Agreement unless otherwise indicated.

                                      -35-

The table of contents and headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include,"
"includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. This
Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this
Agreement. The words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The term "dollars"
shall refer to United States dollars.

     Section 7.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 7.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement,
the Confidentiality Agreement, the letter agreement by and between Seller and
Purchaser dated August 16, 2003, and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and
(ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies.

     Section 7.6 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW
YORK. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY
ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR
OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH
PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

     Section 7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that
Purchaser may assign all or a portion of its rights under this Agreement to any wholly owned Subsidiary of Purchaser without Seller's prior written consent;
provided further, however, that such assignment (1) is in a writing by and between Purchaser and such Subsidiary for the benefit of Seller and Seller receives a copy of such assignment at least 24 hours prior to the effectiveness of such assignment and (2) provides that such Subsidiary agrees with and shall comply with the terms and conditions of this Agreement and that Purchaser shall be liable for any non-performance by such Subsidiary. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 7.8 Enforcement. Seller agrees that irreparable damage would occur in the event that any of its covenants in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions of this Agreement exclusively in any court of the United States located in the State of New York or in any New York State court, in each case, located in New York City, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself exclusively to the personal jurisdiction of the United States District Court in the

                                      -36-

Southern District of New York or any New York State court in New York City as well as the jurisdiction of any court from which an appeal may be taken from such courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, including for the purpose of any litigation, proceeding or other action arising out of such party's obligations under or with respect to this Agreement and the transactions contemplated hereby and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and expressly waives any and all objections such party may have to venue in such courts.

     Section 7.9 Exhibits; Disclosure Letter. All Exhibits and Schedules
attached herein and the Seller Disclosure Letter and Purchaser Disclosure Letter
are intended to be and hereby are specifically made a part of this Agreement. An item disclosed in the Seller Disclosure Letter or the Purchaser Disclosure
Letter shall be deemed to be disclosed in any other relevant sections of the
Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be, and of this Agreement.

                                  ARTICLE VIII

                               CERTAIN DEFINITIONS

     Section 8.1 Certain Definitions.

     "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Deposit Payments" shall mean, collectively, the First Deposit Payment, the
Second Deposit Payment, the Third Deposit Payment, the Fourth Deposit Payment,
the Fifth Deposit Payment, the First Management Deposit Payment and the Second
Management Deposit Payment.

     "Employee Liabilities" shall mean (i) all Liabilities relating to any employee or former employee, independent contractor or former independent contractor of, or other individual providing services to, Seller or any of its
Affiliates or Seller Subsidiaries (or individual who applied for employment with
Seller or any of its Affiliates or Seller Subsidiaries) (x) who is not a
Portfolio Employee (as defined herein) (each, a "Non-Portfolio Employee") or (y)
who does not become a Transferred Employee, whether accruing or arising from facts or circumstances occurring before, on or following the Closing Date, (ii)
any debts, obligations and other Liabilities relating to any Portfolio Employee accruing or arising from facts or circumstances occurring prior to the Closing
Date, (iii) any accrued but unused vacation, personal days and floating holidays relating to periods of service prior to the Closing Date, and (iv) any
Liabilities under any Seller Employee Benefit Plan or Seller Severance
Agreement.

     "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

     "FIRPTA Certificate" shall mean a certificate in the form of Exhibit E hereto, duly executed and acknowledged certifying facts that would exempt from any withholding requirement under Section 1445 of the Code any consideration distributed in or in connection with the Sale for any United States real property interests being transferred pursuant to this Agreement.

     "GAAP" shall mean generally accepted accounting principles in the United
States.

     "Governmental Entity" shall mean any federal, state or local government or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality.

                                      -37-

     "Hometown Portfolio Property" shall mean any Portfolio Property that as of the date hereof is owned by Hometown America, L.L.C. or any of its Subsidiaries
(and shall be deemed to exclude any Portfolio Property that as of the date hereof is owned by Chateau Communities, Inc. or any of its Subsidiaries).

     "Indebtedness" shall mean with respect to any Person, without duplication
(a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person under such conditional sale or other title retention agreements relating to property purchased by such Person,
(c) all lease obligations (capital or other) of such Person, (d) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (e) all guarantees of such Person of any such indebtedness of any other Person, and (f) any agreements to provide any of the foregoing.

     "Knowledge" where used herein with respect to Seller and any Seller
Subsidiary shall mean the actual (and not constructive or imputed) knowledge, after reasonable investigation, of Richard G. Cline, Jr., Thomas J. Coorsh, Rick
Bennett and Patrick C. Zilis and where used with respect to Parent and Purchaser shall mean the actual (and not constructive or imputed) knowledge, after reasonable investigation, of the persons named in Section 8.1 of the Purchaser
Disclosure Letter.

     "Law" shall mean any applicable statute, law, regulation, rule, order, decree, code, judgment, ordinance (including zoning law or building code) or any other applicable requirement of any Governmental Entity.

     "Liability" shall mean any and all debts, liabilities, commitments, claims, allegations, demands and obligations, of whatever kind and nature, primary or secondary, direct or indirect, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

     "Merger Agreement" means the Agreement and Plan of Merger, dated as of May
29, 2003, by and among Seller, Hometown America Holdings, L.L.C., a Delaware limited liability company and a member of Seller, CP Limited Partnership, a
Maryland limited partnership, Chateau Communities, Inc., a Maryland corporation and a general partner of CP Limited Partnership, and ROC Communities, Inc., a
Maryland corporation and the other general partner of CP Limited Partnership.

     "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "Purchaser Disclosure Letter" shall mean the disclosure letter dated as of the date of this Agreement and delivered by Purchaser and Parent to Seller in connection with the execution hereof.

     "Purchaser Subsidiary" shall mean any Subsidiary of Purchaser.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Seller Disclosure Letter" shall mean the disclosure letter dated as of the date of this Agreement and delivered by Seller to Purchaser and Parent in connection with the execution hereof.

                                      -38-

     "Seller Representative" shall mean any Affiliate of Seller and each of
Seller's or any such Affiliates' officers, directors, employees and agents and each of the heirs, executors, successors and assigns of the foregoing.

     "Seller SEC Documents" shall mean each report, schedule and registration statement filed by Seller or Chateau Communities, Inc. or any Subsidiary of
Chateau Communities, Inc. with the SEC since January 1, 2001.

     "Seller Subsidiary" shall mean each Subsidiary (as defined herein) of
Seller.

     "Seller's Financing" shall mean the financing transactions entered into by
Seller and its Subsidiaries in connection with the transactions contemplated by the Merger Agreement.

     "Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person
(either directly or through or together with another Subsidiary of such Person)
owns 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.

     "Tax" or "Taxes" shall mean any tax of any kind, including any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto, whether disputed or not.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement filed or required to be filed relating to
Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Voting Debt" shall mean bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in
Seller, any Seller Subsidiary, Parent, Purchaser or any Purchaser Subsidiary, as
applicable, may vote.

     "100 Oaks Liability" shall have the meaning set forth on Section 8.1 of the
Seller Disclosure Letter.

                                      -39-

     IN WITNESS WHEREOF, Hometown America, LLC, Affordable Residential
Communities IV, LP and ARC IV REIT, INC. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                HOMETOWN AMERICA, L.L.C.

                                By:  Hometown Residential Manager, L.L.C.,
                                     a Delaware limited liability company,
                                     Manager

                                By:  /s/ Richard G. Cline, Jr.
                                     ---------------------------------------
                                     Name:  Richard G. Cline, Jr.
                                     Title: Manager

                                AFFORDABLE RESIDENTIAL COMMUNITIES IV, LP

                                By:  ARC IV REIT, Inc., a Maryland corporation,
                                     its general partner

                                By:  /s/ Scott D. Jackson
                                     ---------------------------------------
                                     Name:  Scott D. Jackson
                                     Title: Chairman and Chief Executive Officer

                                ARC IV REIT, INC.

                                By:  /s/ Scott D. Jackson
                                     ---------------------------------------
                                     Name:  Scott D. Jackson
                                     Title: Chairman and Chief Executive Officer